Exhibit 10.1
PURCHASE AGREEMENT
by and among
ENPRO INDUSTRIES, INC.,
COLTEC INDUSTRIES, INC.,
and
FULCRUM ACQUISITION LLC
and
ATLAS COPCO (CHINA)
INVESTMENT COMPANY LTD.
Dated as of December 18, 2009

i

		Page

ARTICLE XVI		55

DEFINITIONS		55

Section 16.1	Definitions	55
Section 16.2	Other Defined Terms	68

v

PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT made as of this 18th day of December, 2009 (this “Agreement”) by and among ENPRO INDUSTRIES, INC., a North Carolina corporation (the “Parent”), COLTEC INDUSTRIES, INC., a Pennsylvania corporation (the “Seller”), FULCRUM ACQUISITION LLC, a Delaware limited liability company (the “Buyer”), and ATLAS COPCO (CHINA) INVESTMENT COMPANY LTD. (the “Chinese Buyer”):
WITNESSETH:
     WHEREAS, the Seller desires to sell the Business Unit to the Buyer, and the Buyer and the Chinese Buyer desire to acquire the Business Unit, by purchasing the U.S. Assets and the China Equity Capital, respectively, in exchange for the Purchase Price, as set forth herein.
     NOW, THEREFORE, in consideration of the respective representations, warranties, mutual covenants and agreements hereinafter set forth, the Parent, the Seller, the Buyer and the Chinese Buyer hereby covenant and agree as follows:
     Capitalized terms have the meaning assigned thereto in ARTICLE XVI and otherwise in this Agreement.
ARTICLE I
PURCHASE AND SALE OF ASSETS AND EQUITY CAPITAL
     Section 1.1 Purchase and Sale of Assets and Equity Capital. On the terms and subject to the conditions of this Agreement, (a) on the Closing Date and at the Closing, the Seller shall sell, assign, convey and transfer to the Buyer, and the Buyer shall acquire from the Seller, all of the Seller’s right, title and interest in and to the U.S. Assets, and (b) on the China Closing Date, the Seller shall sell, assign, convey and transfer to the Chinese Buyer, and the Chinese Buyer shall acquire from the Seller, all of the Seller’s right, title and interest in and to the China Equity Capital.
     Section 1.2 Purchase Price and Payment.
          (a) The aggregate purchase price for the U.S. Assets and the China Equity Capital (the “Purchase Price”) shall be equal to USD 190,000,000 (the “Base Purchase Price”) plus the assumption of the Assumed Liabilities. The Base Purchase Price shall be adjusted as provided in ARTICLE II.
          (b) The purchase price for the China Equity Capital shall be equal to USD 5,800,000 (the “China Base Purchase Price Amount”). The Chinese Buyer shall pay an amount equal to the amount of cash and cash equivalents held by Q-Tech as of the Closing Date (the “China Cash Payment”) at the same time as the Chinese Buyer pays the China Base Purchase Price Amount. The Chinese Buyer shall make such payment in cash to the Parent as soon as practicable after the Chinese Buyer obtains approval from the China State Administration of Foreign Exchange to remit overseas such payment.
          (c) The Buyer shall pay the Base Purchase Price, less the China Base Purchase Price Amount in cash to the Seller, on the Closing Date.
     The Chinese Buyer’s obligation to pay the China Base Purchase Price Amount and the China Cash Payment as set forth herein shall be absolute and without any right of set-off by the China Buyer or its Affiliates. Notwithstanding anything herein to the contrary, in the event the China Closing Date does not occur prior to the China Outside Date, the Buyer shall pay to the Parent the China Base Purchase Price Amount (but not the China Cash Payment) on the China Outside Date.
     Section 1.3 Excluded Assets. Notwithstanding anything contained herein to the contrary, the Buyer acknowledges that, as a result of the purchase of the U.S. Assets and the China Equity Capital, neither the Buyer nor any of its Affiliates shall have any right, title or interest in or to any of the Excluded Assets.
     Section 1.4 Assumed Liabilities and Obligations. On the Closing Date and at the Closing, the Seller shall assign to the Buyer, and the Buyer shall assume and agree to thereafter pay, satisfy, perform and discharge, when due, the Assumed Liabilities.
     Section 1.5 Retained Liabilities and Obligations. The Assumed Liabilities shall not include, and the Seller shall not assign to the Buyer and the Buyer shall not assume, any of the Retained Liabilities.
     Section 1.6 Purchase Price Allocation. The parties agree to allocate the Purchase Price between the U.S. Assets and the China Equity Capital and among the U.S. Assets and other relevant items in a manner consistent with an allocation schedule to be agreed to by the Seller and the Buyer prior to the Closing Date (the “Allocation Schedule”) and to file all Tax Returns and other reports and documentation in a manner consistent with such Allocation Schedule. In the event the parties cannot agree on a specific allocation of the purchase price for Tax purposes, pursuant to the Allocation Schedule, the matter shall be submitted to an Independent Accountant for resolution immediately following the Closing Date. The Seller shall pay 50% and the Buyer shall pay 50% of the costs of the Independent Accountant engaged pursuant to this Section 1.6.
ARTICLE II
TOTAL NET ASSET VALUE ADJUSTMENT
     Section 2.1 Closing Balance Sheet. As promptly as practicable, but in any event within 60 days following the Closing Date, the Seller shall prepare and deliver to the Buyer a closing balance sheet of the Business Unit as of immediately prior to the Effective Time (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP applied consistently with past practices of the Business Unit as evidenced by the balance sheets included in the Financial Statements, subject to the exceptions to GAAP disclosed in Section 2.1 of the Seller Disclosure Schedule. Along with the Closing Balance Sheet, the Seller will deliver to the Buyer the computation of the Total Net Asset Amount as of the Effective Time as calculated from the Closing Balance Sheet. As used in this Agreement, the term “Total Net Asset Amount” means the net book value of the U.S. Assets and the assets held by Q-Tech as of immediately prior to the Effective Time less the net book value of the Assumed Liabilities and the liabilities of Q-Tech as of immediately prior to the Effective Time (and shall exclude the Excluded Assets and Retained Liabilities) determined based on the Closing Balance Sheet, provided that the Total Net Asset Amount shall exclude all additions to accumulated depreciation or amortization recognized after December 31, 2009. Each party shall provide the other party and its representatives with reasonable access to books and records and relevant personnel during preparation of the Closing Balance Sheet and the resolution of any disputes that may occur pursuant to this ARTICLE II.
     Section 2.2 Disputes.
          (a) Subject to clause (b) of this Section 2.2, the Closing Balance Sheet and the Total Net Asset Amount calculation delivered by the Seller to the Buyer shall be deemed to be and shall be final, binding and conclusive on the parties hereto. If the Seller fails to timely deliver the Closing Balance Sheet within such 60 day period provided in Section 2.1, then the Buyer shall have the right, at any time thereafter, upon 20 days prior notice to Seller to prepare the Closing Balance Sheet and calculate the Total Net Asset Amount; provided, however, that if Seller prepares and delivers to Buyer the Closing Balance Sheet and the calculation of Total Net Asset Amount (together with all related work papers) within said 20 day period, then Buyer shall not have the right to prepare the Closing Balance Sheet or calculate the Total Net Asset and the terms and provisions of this ARTICLE II (including, without limitation, the other provisions of this Section 2.2) shall continue to be applicable with respect to the Closing Balance Sheet and calculation of Total Net Asset Amount prepared by Seller. If Buyer prepares the Closing Balance Sheet and calculation of Total Net Asset Amount pursuant to the foregoing provision, then Seller shall have the same rights, pursuant to this Section 2.2, with respect to the Buyer’s calculations and Closing Balance Sheet items as Buyer would have had with respect to Seller’s preparation of same and the provisions of Section 2.2(b) and clause (i) of Section 2.3 shall apply mutatis mutandis, with the Buyer having the rights and obligations of Seller specified thereunder and vice versa.
          (b) If the Buyer has any dispute with respect to the Total Net Asset Amount as calculated from the Closing Balance Sheet, the Buyer shall notify the Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the nature of such dispute and the basis therefor, within 60 days of the Seller’s delivery of the Closing Balance Sheet to the Buyer. In the event of such a dispute, the Seller and the Buyer shall in good faith attempt to resolve any such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto for all purposes, including for purposes of ARTICLE XIII, with respect to the Total Net Asset Amount and the items covered thereby. If the parties are unable to resolve any such dispute within 30 days after notice is given by the Buyer to the Seller pursuant to the preceding sentence, the parties shall submit the items remaining in dispute for resolution to the Independent Accountant. Promptly, but no later than 30 days after the dispute is submitted to the Independent Accountant, the Independent Accountant shall determine, based solely on presentations by the Seller and the Buyer, and not by independent review, only those issues remaining in dispute and shall render a report as to the dispute and the resulting computation of the Total Net Asset Amount and the adjustment or adjustments provided for in Section 2.3 based on the Closing Balance Sheet, if any, which shall be final, binding and conclusive on the parties. In resolving any disputed item, the Independent Accountant shall be bound by the provisions of this ARTICLE II and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Independent Accountant (i) shall be borne by the Buyer in the proportion that the aggregate dollar amount of such remaining disputed items so submitted that are unsuccessfully disputed by the Buyer (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such items so submitted (taking into account any offers of compromise made at least 10 days prior to submission to the Independent Accountant) and (ii) shall be borne by the Seller in the proportion that the aggregate dollar amount of such remaining disputed items so submitted that are successfully disputed by the Buyer (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such items so submitted (taking into account any offers of compromise made at least 10 days prior to submission to the Independent Accountant). Whether any dispute is resolved by agreement among the parties or by the Independent Accountant, changes to the Total Net Asset Amount shall be made hereunder only for items which the Buyer has disputed as provided herein. The Seller and the Buyer each shall make available to the other (upon the request of the other) their work papers generated internally in connection with the preparation or review of the Closing Balance Sheet. Any amounts payable pursuant to this ARTICLE II which are not in dispute (the amount otherwise payable net of any disputed amount) shall be paid in accordance with Section 2.3, notwithstanding that other amounts may remain in dispute.
          (c) As used in this Agreement, “Independent Accountant” means RSM McGladrey, Inc., or in the event of a conflict, another nationally recognized independent public accounting firm that currently does not audit and has not audited within the past two years the Seller or the Buyer, or any of their respective Affiliates, as shall be agreed upon by the Seller and the Buyer or, if an agreement cannot be reached within 10 days of the expiration of the 30-day period set forth in the third sentence of Section 2.2(b), as shall be selected by the American Arbitration Association upon the request of either the Seller or the Buyer.
     Section 2.3 Total Net Asset Amount Adjustment. The Closing Balance Sheet and the calculation of Total Net Asset Amount shall be deemed final for the purposes of this Section 2.3 upon the earliest of (i) the failure of the Buyer to deliver to the Seller a notice of dispute within 60 days of the Seller’s delivery of the Closing Balance Sheet to the Buyer, (ii) the resolution of all disputes, pursuant to Section 2.2(b), by the Seller and the Buyer, and (iii) the resolution of all disputes, pursuant to Section 2.2(b), by the Independent Accountant. Within three Business Days of the Closing Balance Sheet being deemed final, the adjustment or adjustments of the Base Purchase Price shall be made as follows:
          (a) in the event that the Total Net Asset Amount calculated with respect to the Closing Balance Sheet exceeds USD 48,500,000, then the Buyer shall pay to the Seller the amount of such excess as set forth below; and

          (b) in the event that the Total Net Asset Amount calculated with respect to the Closing Balance Sheet is less than USD 47,500,000, then the Seller shall pay to the Buyer the amount of such deficiency as set forth below.
     Any payment required to be made pursuant to this Section 2.3 shall be made in cash within three Business Days of the final determination of any such adjustment or adjustments pursuant to the first sentence of this Section 2.3, such payment to be made by wire transfer in immediately available funds to an account or accounts designated by the party to which payment is due.
ARTICLE III
CLOSING
     Section 3.1 The Closing. The consummation of the transactions (the “Closing”) contemplated by this Agreement shall take place at 9:00 a.m., Charlotte, North Carolina time at the offices of Robinson, Bradshaw & Hinson, P.A., 101 North Tryon Street, Suite 1900, Charlotte, North Carolina 28226, on the date that is five (5) Business Days after the satisfaction or waiver of all of the conditions set forth in ARTICLE XII, other than receipt of the China Approval (the “Closing Date”); provided, however, if the China Approval has not been received prior to the Closing Date, the sale, assignment, conveyance and transfer to the Chinese Buyer of all of the Seller’s right, title and interest in and to the China Equity Capital shall occur on the first day that is (i) a Business Day, (ii) a day on which the banks are open in China, and (iii) at least two Business Days after receipt of the China Approval. The delivery of all documents and the performance of all acts at the Closing shall be deemed to have occurred or to have been taken simultaneously. The Closing shall be effective as of 12:01 a.m., Charlotte, North Carolina time, on the Closing Date with respect to the transfer of the U.S. Assets (the “Effective Time”), and 12:01 A.M. Beijing, China time, on the Closing Date, or, if applicable, on the China Closing Date, with respect to the transfer of the China Equity Capital. Subject to the provisions of ARTICLE XIV, failure to consummate the purchase and sale provided for in this Agreement on the date determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
     Section 3.2 Other Closing Items. At the Closing:
          (a) the Buyer shall deliver to the Seller:
               (i) a Supply Agreement in the form of Exhibit 3.2(a)(i) to this Agreement (the “Supply Agreement”), executed by the Buyer Affiliate party thereto;
               (ii) a Transition Services Agreement in the form of Exhibit 3.2(a)(ii) to this Agreement (the “Transition Services Agreement”), executed by the Buyer;
               (iii) the documents, certificates and agreements set forth in Section 12.3(d) and Section 12.3(e), executed as set forth in such sections; and

               (iv) payment of an amount equal to the Base Purchase Price less the China Base Purchase Price (plus, if the China Closing Date shall occur on such date, the China Cash Payment and the China Base Purchase Price Amount) as required to be paid pursuant to Section 1.2 (collectively, the “Closing Payment”) no later than 1:00 p.m. Charlotte, North Carolina time, on the Closing Date by wire transfer of immediately available funds to an account or accounts of the Seller at a bank or banks specified by the Seller.
          (b) The Seller shall deliver to the Buyer:
               (i) the Supply Agreement executed by the Seller Affiliate party thereto;
               (ii) the Transition Services Agreement executed by the Seller; and
               (iii) the documents, certificates and agreements set forth in Section 12.2(c) and Section 12.2(e), executed as set forth in such sections.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller hereby represents and warrants to the Buyer, except as otherwise set forth in the disclosure schedule delivered by the Seller to the Buyer concurrently herewith (the “Seller Disclosure Schedule”) and identifying the section or subsection of this Agreement to which such exception applies (provided that information disclosed in any paragraph of the Seller Disclosure Schedule shall qualify other paragraphs in this Agreement to the extent it is reasonably clear from the disclosure that such disclosure is applicable to such other paragraphs), as follows:
     Section 4.1 Organization and Good Standing. Each of the Parent, Q-Tech and the Seller is duly organized, validly existing, and in good standing (where applicable) under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease, and operate the properties and assets it currently owns or leases and to carry on its business as it is currently conducted. Each of Q-Tech and the Seller is duly licensed or qualified to do business as a foreign entity and is in good standing in all jurisdictions in which, with respect to the Business Unit, the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except, in each case, where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 4.2 Approval. Each of the Parent and the Seller has all requisite power and authority to enter into, and perform its obligations under, this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Parent and the Seller of this Agreement and the execution and delivery by the Parent and the Seller of each of the Ancillary Documents to which they are a party, the performance by each of the Parent and the Seller of their respective obligations hereunder and thereunder, and the consummation by each of the Parent and the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of the Parent and the Seller. This Agreement has been, and at the Closing the Ancillary Documents to which they are a party will have been, duly executed and delivered by the Parent and the Seller and (assuming the valid authorization, execution, and delivery of this Agreement and the Ancillary Documents by the Buyer or the relevant Buyer Affiliate) constitute (in the case of the Ancillary Documents upon execution and delivery by the Parent and the Seller, as applicable, at Closing) valid and binding obligations of the Parent and the Seller enforceable against the Parent and the Seller in accordance with their terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     Section 4.3 Consents. No material Governmental Approval is required in connection with the execution, delivery and performance by the Parent and the Seller of this Agreement and the Ancillary Documents or the taking by them of any other action contemplated hereby or thereby (excluding Governmental Approvals, if any, which the Buyer is required to obtain or make, as to which no representations or warranties are made), except for Governmental Approvals required under the HSR Act, approval of the transfer of China Equity Capital by the relevant China Authorities and as set forth in Section 4.3 of the Seller Disclosure Schedule. As used in this Agreement in respect of the Seller, Q-Tech or the Business Unit, the term “material” means material to the business, properties, results of operations or financial condition of the Business Unit, taken as a whole.
     Section 4.4 No Conflicts. The execution and delivery of, and performance by each of the Parent and the Seller of their respective obligations under, this Agreement and the Ancillary Documents and the consummation by the Parent and the Seller of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any Governmental Approvals referred to in Section 4.3 and Section 5.3, (a) violate any provision of the organizational documents of the Parent, the Seller or Q-Tech, (b) violate any Governmental Order applicable to the Parent, the Seller or Q-Tech, (c) result in a material breach of any Material Contract to which the Parent, the Seller or Q-Tech is a party or by which its assets are subject, (d) violate in any material respect any provision of applicable Law related to the Business Unit, the U.S. Assets, Q-Tech or the Assumed Liabilities, or (e) result in the creation of any Encumbrances on any assets of the Business Unit, other than Permitted Encumbrances.
     Section 4.5 Compliance with Laws. The Seller, with respect to the Business Unit, and Q-Tech are in material compliance with all applicable Laws currently in effect, and with all of their respective permits, licenses and authorizations issued by a Governmental Authority (“Permits”), and outstanding Governmental Orders applicable to them. The Seller and Q-Tech have all material Permits necessary for the conduct of the business of the Business Unit as currently conducted. Section 4.5 of the Seller Disclosure Schedule sets forth a true and complete list of (i) all material Permits used in conduct and operation of the Business Unit other than those used or held by Q-Tech and (ii) all material Permits held by Q-Tech (the “Q-Tech Permits”). The Seller makes no representations or warranties in this Section 4.5 with respect to Environmental Laws or Environmental Matters which shall be covered solely by Section 4.20 hereof.

     Section 4.6 Financial Statements. The Seller has delivered to the Buyer unaudited combined balance sheets of the Business Unit as of December 31, 2007, December 31, 2008 and September 30, 2009, and unaudited combined statements of income and cash flows of the Business Unit for each of the fiscal years ending on such dates, and the nine-month period ending on September 30, 2009 (collectively, the “Financial Statements”), copies of which are attached to Section 4.6 of the Seller Disclosure Schedule. The Financial Statements present fairly in all material respects the combined financial position and combined results of operations of the Business Unit as of the respective dates indicated and for the respective periods then ended in conformity with GAAP consistently applied except (a) as disclosed in Section 4.6 of the Seller Disclosure Schedule, (b) for the absence of notes thereto, and (c) that, in the case of the interim statements, such statements are subject to normal year end adjustments.
     Section 4.7 Absence of Certain Changes or Events. Except as set forth in Section 4.7 of the Seller’s Disclosure Schedules and except as permitted or contemplated by this Agreement, since June 30, 2009, the Business Unit has been conducted in the ordinary course consistent with past practices and the Business Unit has not: (a) suffered any damage, destruction or casualty loss to its physical properties that, individually or in the aggregate, would have a Material Adverse Effect; (b) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business and except for obligations, liabilities and transactions that would not, individually or in the aggregate, have a Material Adverse Effect; (c) suffered any changes that, individually or in the aggregate, would have a Material Adverse Effect; or (d) taken any action that if taken after the date of this Agreement would constitute a breach of any of the covenants contained in Sections 6.2(i), (ii) and (iv) through (xi), other than actions that are expressly permitted by this Agreement.
     Section 4.8 Title to Assets. Except as set forth in Section 4.8 of the Seller Disclosure Schedule, (a) the Seller has good and marketable title to or a valid leasehold in all material U.S. Assets (other than real estate) free and clear of all Encumbrances (other than Permitted Encumbrances), and (b) Q-Tech has good and marketable title to or a valid leasehold in all material assets of Q-Tech (other than real estate) free and clear of all Encumbrances (other than Permitted Encumbrances). On the Closing Date, except as set forth on Section 4.8 of the Seller Disclosure Schedule, the Seller will have good and marketable title to or a valid leasehold in all material U.S. Assets (other than real estate) free and clear of all Encumbrances (other than Permitted Encumbrances). On the China Closing Date, Q-Tech will have good and marketable title to or a valid leasehold in all material assets of Q-Tech (other than real estate) free and clear of all Encumbrances (other than Permitted Encumbrances). Q-Tech is incorporated in China. Good and valid title to the China Equity Capital will be delivered to the Chinese Buyer on the China Closing Date free and clear of any Encumbrance. Neither the Seller nor Q-Tech is a party to any agreement with any Person pursuant to which any stock appreciation, phantom stock or other similar right with respect to the China Equity Capital or Q-Tech has been or may be issued. There are no outstanding options, warrants, calls, rights or any other agreements relating to the China Equity Capital or to the sale, issuance or voting of any other equity interests in Q-Tech, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock, other equity interests or voting securities of Q-Tech. Q-Tech does not have any equity interests in any other Person.

     Section 4.9 Intellectual Property.
          (a) Ownership and Right to Use. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, the Seller or Q-Tech owns or has the right to use all of the material Transferred Intellectual Property and upon the Closing the Buyer (or Q-Tech) will own (or with respect to the Intellectual Property included in the U.S. Assets or used by Q-Tech and licensed from third parties, subject to obtaining the consents set forth in Section 4.9 of the Seller Disclosure Schedule, will have the right to use) all of the material Transferred Intellectual Property free and clear of any Encumbrances. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, neither the Seller nor Q-Tech is infringing upon any Intellectual Property of any other Person in the conduct of the business of the Business Unit as currently conducted. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, to the Seller’s knowledge, no Person is infringing upon the material Transferred Intellectual Property. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, no claims have been formally asserted and are pending, nor to the knowledge of the Seller threatened, against the Seller or Q-Tech by any Person (i) to the effect that such Person has any right, title or interest in, or has the right to use, any of the material Transferred Intellectual Property, or that the use by the Seller or Q-Tech of such material Transferred Intellectual Property infringes any Intellectual Property of that Person or (ii) with respect to the ownership, validity, enforceability, effectiveness or use of any material Transferred Intellectual Property. Provided the consents set forth on Section 4.9 of the Seller Disclosure Schedule are obtained, the consummation of the transactions contemplated by this Agreement will not conflict with, alter or impair any rights in the Transferred Intellectual Property in any material respect.
          (b) Section 4.9(b) of the Seller Disclosure Schedule lists each material patent, patent application, trademark registration (or application therefore) and registered copyright owned, used or held for use by the Seller or Q-Tech. Each such patent and trademark registration is currently in effect and all material registration fees, renewal fees and maintenance fees have been paid.
          (c) Except as set forth in Section 4.9(c) of the Seller Disclosure Schedule, the Seller or Q-Tech owns, licenses or otherwise has the right to use all material software that is currently used in the conduct of the business of the Business Unit as currently conducted. Except as set forth in Section 4.9(c) of the Seller Disclosure Schedule and except for software embedded in, or incidental to the sale of, any product or good sold by the Seller or Q-Tech, neither the Seller nor Q-Tech licenses software to other Persons in the conduct of the business of the Business Unit as currently conducted.
          (d) Except as set forth in Section 4.9(d) of the Seller Disclosure Schedule, neither Seller nor Q-Tech has granted any material options, licenses or agreements relating to the Transferred Intellectual Property, except non-exclusive implied licenses to end-users in the ordinary course of business. Neither Seller nor any of its Affiliates is bound by or a party to any material options, licenses or agreements of any kind relating to the Intellectual Property of any other Person, except for the Transferred Intellectual Property that is licensed from third parties.
          (e) Since December 31, 2008, neither the Seller nor Q-Tech has lost any right to use Intellectual Property that was material in any respect in the operation of the Business Unit.

     Section 4.10 Material Contracts. Section 4.10 of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of each written or oral contract or agreement to which the Seller, or any of the Seller’s assets, in respect of the Business Unit are party to or otherwise bound, or to which Q-Tech is a party or to which any of its assets are subject, but excluding the “Company-wide Contracts (each, a “Contract”) that:
          (a) provides for future payments or future receipts by the Seller or Q-Tech of more than USD 150,000 (or the equivalent thereof based on exchange rates on the date hereof) per year, including all such Contracts that are Contracts for capital expenditures (including leases of personal property) or Contracts for the purchase of any assets or services, but excluding purchase or sales orders entered in the ordinary course of business;
          (b) is a guaranty of third-party obligations;
          (c) is an employment, severance, agency or management agreement, excluding the Retention Agreements;
          (d) restricts the kinds of business in which the Business Unit may engage or the geographical area in which the Business Unit may conduct its business;
          (e) is a Contract that (i) contains a provision for exclusivity (i.e., a requirements provision or similar provision requiring the Business Unit to buy or sell goods or services exclusively to or from the counterparty to such Contract), (ii) in excess of USD 100,000 (or the equivalent thereof based on exchange rates on the date hereof) in total consideration that contains a requirement of the Business Unit to grant “most favored nation” pricing or terms, or (iii) is restrictive of the ability of the Business Unit to solicit or hire any Person, in each case that materially impairs the operation of the Business Unit as it is currently conducted;
          (f) is an indenture, mortgage, loan agreement or other Contract for the borrowing of money or a line of credit or under which it has had imposed against it an Encumbrance on any of the assets of the Business Unit (other than the EnPro Credit Agreement);
          (g) is a profit sharing, stock option, stock purchase, stock appreciation, deferred compensation or other plan or arrangement for the benefit of the current or former directors, officers or employees of the Seller in respect of the Business Unit or of Q-Tech;
          (h) is a collective bargaining agreement;
          (i) is a material license (whether as licensor or licensee) or similar agreement permitting the use of any Transferred Intellectual Property;
          (j) is a lease for real property;
          (k) is a distributor, dealer, sales, advertising, consultant, lobbying, manufacturer’s representative or similar Contract involving payment or receipt by the Seller or Q-Tech in excess of USD 50,000 (or the equivalent thereof based on exchange rates on the date hereof) per year;

          (l) is a confidentiality, joint venture, partnership or similar agreement;
          (m) is a Contract with an Affiliate or a current or former officer, director or employee of an Affiliate;
          (n) is a lease for personal property involving an aggregate payment in excess of USD 50,000, or a capitalized lease involving an aggregate payment in excess of USD 20,000 (or, in each case, the equivalent thereof based on exchange rates on the date hereof);
          (o) is a Contract or commitment to loan, advance, extend credit or contribute capital to or invest in any other Person in each case in excess of an aggregate amount of USD 50,000 (or the equivalent thereof based on exchange rates on the date hereof);
          (p) is an asset purchase agreement, stock purchase agreement or other acquisition or divestiture agreement, in each case relating to the sale or purchase of a material business as a going concern, entered into in the three-year period preceding the date hereof;
          (q) is a Contract with a Governmental Authority or a joint contract with a contractor and a Governmental Authority for the purpose of providing goods or services to be incorporated into a project for the benefit of a Governmental Authority; or
          (r) is a Contract not otherwise described in this Section 4.10, the absence of which would result in a Material Adverse Effect;
(each a “Material Contract” and collectively, the “Material Contracts”). “Company-wide Contracts” shall mean Parent or Seller company-wide procurement, information and technology, procurement, Benefit Plan, insurance, cash management and similar company-wide Contracts not primarily related to the Business Unit.
     Each of the foregoing Material Contracts is in full force and effect and is a valid and binding obligation of the Seller or Q-Tech, as applicable, and is enforceable against the Seller or Q-Tech in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Neither the Seller, Q-Tech nor, to the Seller’s knowledge, any other Person is in default under any Material Contract. To the Seller’s knowledge, no condition exists, or event has occurred, that (whether with or without notice, or the lapse of time, or both) would constitute a default by Seller, Q-Tech or any other Person under any Material Contract. Notwithstanding anything herein to the contrary, the representations and warranties set forth in the preceding two sentences shall not apply to (a) breaches or claims relating to warranty matters or (b) to leases for Leased Property (which shall be covered by Section 4.19(b)). The Seller has delivered to the Buyer a correct and complete copy of (i) each written Material Contract, and (ii) the Union Contract.
     Section 4.11 Litigation; Products Liability. Except as set forth in Section 4.11 of the Seller Disclosure Schedule, during the past three years, there have been no material Actions filed against the Seller in respect of the Business Unit or against Q-Tech, nor is any Action currently pending or, to the Seller’s knowledge, threatened against the Seller in respect of the Business

Unit or against Q-Tech. With respect to the Business Unit, the Seller is not subject to any outstanding Governmental Order that names the Seller or, to the Seller’s knowledge, otherwise materially affects its assets or the operation of the Business Unit in a manner substantially different from other Persons in the same or similar industries as the Business Unit. As of the date hereof, Q-Tech is not subject to any outstanding Governmental Order that names Q-Tech or, to the Seller’s knowledge, otherwise materially affects its assets or operations in a manner substantially different from other Persons in the same or similar industries as the Business Unit. During the past three years, neither the Seller nor Q-Tech has recalled any Products sold by the Business Unit. There are no Governmental Orders or Actions by any Governmental Authority indicating that any Product or service provided by the Business Unit fails in any material respect to meet any standards promulgated by any Governmental Authority.
     Section 4.12 Insurance. Section 4.12 of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all material casualty, general liability, workers’ compensation and other insurance maintained by the Seller in respect of the Business Unit or maintained by Q-Tech (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect and no written notice has been received by the Seller or Q-Tech from any insurance carrier purporting to cancel coverage under any of the Insurance Policies. There are no pending material Actions that involve claims under the Insurance Policies with respect to the Business Unit as to which the insurers have denied liability. The Seller and Q-Tech have made timely premium payments with respect to all of the Insurance Policies and all obligations of the insureds under the Insurance Policies have been timely complied with.
     Section 4.13 Employee Benefit Plans.
          (a) Section 4.13 of the Seller Disclosure Schedule sets forth the name, title or job position, base salary (or wages) and target bonus with respect to each Employee and employee of Q-Tech (collectively, the “Business Unit Employees”). Section 4.13 of the Seller Disclosure Schedule sets forth all written employee benefit plans and programs to which either the Seller or Q-Tech or any of their Affiliates is a party, contributes, sponsors, has any liability, or that are otherwise applicable to Business Unit Employees, former employees of the Business Unit or beneficiaries of such employees, as of the date hereof, including plans and programs providing for pension, retirement, profit sharing, savings, bonus, current compensation, deferred or incentive compensation (including, without limitation, long term incentive plans), change of control benefits, hospitalization, medical, life or disability insurance, dental benefits, sick leave, vacation and paid holiday, termination or severance pay, employee assistance programs, workers’ compensation benefits, restricted stock, stock option or stock appreciation rights benefit plans and any other material fringe benefits (“Seller Benefit Plans”). Seller Benefit Plans maintained in the United States are hereinafter referred to as “Seller U.S. Benefit Plans;” other Seller Benefit Plans are referred to as “Seller Non-U.S. Benefit Plans.” With respect to each Seller Benefit Plan, the Buyer or its agents have been afforded the opportunity to obtain a true and correct copy of the plan document or a summary thereof, and where applicable, the most recent copies of the following: summary plan description, actuarial estimates of Seller Benefit Plan liabilities, audited financial statements for the Seller Benefit Plans, trust agreements, and the most recent Internal Revenue Service determination letter or opinion letter related to the Seller U.S. Benefit Plans (if applicable).

          (b) No Seller U.S. Benefit Plan has terms requiring assumption by the Buyer or its Affiliates.
          (c) The Seller and its Affiliates have paid and discharged promptly when due all of their liabilities arising under ERISA or the Code of a character which if unpaid or unperformed could result in the imposition of an Encumbrance on any of the U.S. Assets or the Business Unit, or any liability to the Buyer.
          (d) With respect to any Business Unit Employee who is hired by the Buyer immediately after the Closing (regardless of whether such employment is thereafter continued), the consummation of the transactions hereby will not, except as set forth in Section 4.13(d) of the Seller Disclosure: (i) by reason of any contractual obligation of the Seller or its Affiliates, entitle any Business Unit Employee to severance pay, unemployment compensation or similar payment from the Buyer or its Affiliates or increase the amount of compensation payable by the Buyer or its Affiliates to any Business Unit Employee; (ii) by reason of any obligation of Seller or its Affiliates under applicable Law, entitle any Business Unit Employee to severance pay, unemployment compensation or similar payment from the Buyer or its Affiliates or increase the amount of compensation payable by the Buyer or its Affiliates to any Business Unit Employee, except those rights solely resulting from the consummation of the transactions contemplated hereby, or (iii) entitle any Business Unit Employee to an “excess parachute payment” within the meaning of Section 280G of the Code by reason of any contractual obligation or obligation by Law of the Seller or its Affiliates.
          (e) Section 4.13 of the Seller Disclosure Schedule identifies each of the U.S. Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code (the “Qualified Plans”). With respect to the Qualified Plans, each such Qualified Plan has received a determination letter from the IRS to the effect that it is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. All IRS qualification determination letters remain in effect and have not been revoked. No issue concerning qualification of any Qualified Plan is pending before or, to the Knowledge of the Seller, threatened by, the IRS, except for routine requests for determination and qualification and no event has occurred that would reasonably be expected to result in the revocation of any such qualification.
          (f) With respect to each Business Unit Benefit Plan that is maintained in or subject to the laws of a country other than the United States, each such plan has been operated in compliance with applicable Law and in accordance with the provisions of, and the rules and regulations covering, such plan except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 4.14 Labor and Employment Matters.
          (a) Except as set forth in Section 4.14(a) of the Seller Disclosure Schedule, neither the Seller nor Q-Tech is a party to any collective bargaining agreement or any other labor union agreement with any labor organization applicable to any Business Unit Employees and to the Seller’s knowledge, there are no pending demands for recognition of a union as collective bargaining agent for all or any material portion of the Business Unit Employees. There is not pending or, to the Seller’s knowledge, threatened any material strike, lockout, work stoppage, union organizing effort or unfair labor practice Action involving any of the Business Unit Employees.
          (b) The Seller, with respect to the Business Unit, and Q-Tech have withheld all material amounts related to Taxes and required by Law or Contract to be withheld from the wages or salaries of, and other payments to the Business Unit Employees and any former employees of the Business Unit and are not liable for any past due wages, salaries or other payments to such Business Unit Employees and any former employees of the Business Unit or any Taxes or penalties for failure to so withhold when required or so make such payments when due.
          (c) The Seller, with respect to the Business Unit, and Q-Tech are in material compliance with all applicable Laws relating to age, race, disability, national origin and sex discrimination and harassment. There are no pending or, to the Seller’s knowledge, threatened Actions against the Seller with respect to the Business Unit or Q-Tech alleging a failure to comply with any such Law, and there are no outstanding Governmental Orders against the Seller or Q-Tech arising out of any such alleged failure.
          (d) Neither the Seller nor Q-Tech has been a party to any transaction involving mass layoffs or employment terminations sufficient in number to trigger the notice requirements of the WARN Act, or with respect to Q-Tech, similar requirements of any similar foreign, state or local Law during the twelve (12) months prior to the date hereof.
     Section 4.15 Taxes.
          (a) The Seller has timely filed all material federal, state, local, provincial and foreign Tax Returns, and has timely paid all material Taxes owed by it (whether or not shown, or required to be shown, on any Tax Returns), in each case relating to the Business Unit. Q-Tech has timely filed all material Tax Returns required to be filed by it and has timely paid all material Taxes owed (whether or not shown, or required to be shown, on any Tax Returns). All such Tax Returns filed by the Seller relating to the Business Unit and by Q-Tech were complete and correct in all material respects. There are no Encumbrances for Taxes upon the U.S. Assets, the China Equity Capital, or the assets of Q-Tech, except for current Taxes which are not yet delinquent. The Seller and Q-Tech have withheld and paid to the proper Governmental Authority all material Taxes required to have been withheld and paid with respect to the Business Unit in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.
          (b) Except as set forth in Section 4.15(b) of the Seller Disclosure Schedule, there is no material audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment by any Governmental Authority relating to Tax claims or Tax Returns of the Seller in respect of the Business Unit or Q-Tech that has not been resolved or paid, and no such audit, appeal, action, suit, proceeding, claim, examination, investigation, deficiency or assessment is currently pending or, to the Seller’s knowledge, threatened. No material deficiencies for any federal, state, local, provincial or foreign Taxes have been asserted or assessed in writing against the Seller in respect of the Business Unit or against Q-Tech to which the U.S. Assets or the China Equity Capital or assets of Q-Tech are subject or for which the Buyer would be liable that remains unpaid or result in an Encumbrance on the assets of the Business Unit or Q-Tech.
          (c) There are no agreements or consents currently in effect for the waiver of any statute of limitations or extension of time with respect to an assessment, deficiency or collection of any material amount of Taxes asserted against Q-Tech or with respect to the U.S. Assets.
          (d) Since January 1, 2007, no written claim has been made against the Seller or Q-Tech by any Governmental Authority in a jurisdiction where the Seller (with respect to the Business Unit) or Q-Tech does not file Tax Returns that the Business Unit or Q-Tech is or may become subject to taxation by that jurisdiction.
          (e) There are no tax sharing, tax allocation, tax indemnification or similar tax agreements in effect as between Q-Tech or any predecessor or Affiliate thereof and any other party (including the Seller or any predecessors or Affiliates thereof) under which Buyer or Q-Tech could be liable for any Taxes or other claims of any party after the China Closing Date.
     Section 4.16 Undisclosed Liabilities. Neither the Seller nor Q-Tech has any material liabilities or obligations, in respect of the Business Unit, of any nature (whether accrued, absolute, contingent, unasserted, or otherwise) that would be required by GAAP (subject to the exceptions set forth in Section 4.6 of the Seller Disclosure Schedule) to be reflected on a balance sheet of the Business Unit, except: (a) as disclosed or reserved against in the Financial Statements, (b) for liabilities and obligations relating to Taxes not yet due and payable, (c) for liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, (d) for executory liabilities or obligation arising under any Contract included in the U.S. Assets or any Contract to which Q-Tech is a party or by which its assets or properties are bound, (e) for Retained Liabilities, (f) liabilities expressly disclosed in the Seller Disclosure Schedule (or the documents listed in the Seller Disclosure Schedule) and (g) other liabilities and obligations incurred in the ordinary course of business since December 31, 2008, which individually and in the aggregate would not constitute a Material Adverse Effect.
     Section 4.17 Sufficiency of Assets. Except (a) as disclosed on Section 4.17 of the Seller Disclosure Schedules, (b) for the Excluded Assets, and (c) for the assets to which the Buyer will be provided access in the Transition Services Agreement, the U.S. Assets and the assets held by Q-Tech include all of the material assets and properties that are used or held for use by the Seller and its Affiliates in the operation of the Business Unit as it is currently conducted. The U.S. Assets, the assets owned by Q-Tech, and the assets the Buyer will have the right to use under the Transition Services Agreement comprise all of the assets necessary to operate the Business Unit as it is currently conducted. Section 4.17 of the Seller Disclosure Schedule lists the services and assets provided to the Business Unit under the Company-wide Contracts that are not provided under the Transition Services Agreement.
     Section 4.18 Fees. Neither the Seller nor Q-Tech has paid or become obligated (nor has the Seller or Q-Tech created any liability or obligation on the part of the Buyer) to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

     Section 4.19 Real Property.
          (a) Owned Real Property. The Seller owns fee simple title to the Owned Real Property free and clear of all Encumbrances other than Permitted Encumbrances. The Owned Real Property constitutes all real property owned by the Seller and occupied by the Business Unit. Q-Tech does not own any real property. With respect to each parcel of Owned Real Property:
               (i) There are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property, or any part or any interest therein, by or through Seller, other than the Permitted Encumbrances. There are no existing leases, tenancies or other rights of occupancy affecting the Owned Real Property, other than the Permitted Encumbrances. There are no pending or, to the Seller’s knowledge, threatened condemnation, taking, or like proceedings affecting in any material manner any part of the Owned Real Property.
               (ii) Except with respect to Environmental Matters and Environmental Laws, which matters are addressed exclusively in Section 4.20 hereof:
                    (A) The Owned Real Property is in material compliance with all applicable Laws, including municipal, building, fire and zoning laws and ordinances.
                    (B) There is no Action pending or, to the Seller’s knowledge, threatened against the Seller with respect to the Owned Real Property, or any interest therein.
                    (C) The Owned Real Property and the operation of the Business Unit thereon do not violate in any material respect any restrictive covenant affecting the Owned Real Property.
                    (D) The Seller has not received any written notice or order or other written communication from any Governmental Authority having jurisdiction requiring any material work to be performed with respect to the Owned Real Property that has not been performed.
                    (E) The Seller has not received any written notice concerning local improvements planned by a Governmental Authority that may result in material assessments being levied against the Owned Real Property in the immediate future.
               (iii) No materials have been supplied, or improvements made, relative to the Owned Real Property or the buildings or improvements thereon under agreements made by Seller (A) for which payment has not been made in full or (B) which will be paid in accordance with normal trade terms, all of which will be reflected on the Closing Balance Sheet.
               (iv) The Owned Real Property has adequate rights of ingress and egress for the operation of the Business Unit as currently conducted.

               (v) To the Seller’s knowledge, the improvements on the Owned Real Property, in all material respects are in adequate working order for the conduct of the Business as currently conducted, ordinary wear and tear excepted.
          (b) Leased Property. Section 4.19(b) of the Seller Disclosure Schedule lists the China Leased Property and the U.S. Leased Property, which constitutes all real property leased or subleased (i) to the Seller with respect to the Business Unit, (ii) to Q-Tech, or (iii) otherwise occupied by the Business Unit. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4.19(b) of the Seller Disclosure Schedule (as amended to date). The Seller does not lease or sublease any of the Owned Real Property or the U.S. Leased Property to any Person for agricultural use. With respect to each lease and sublease listed in Section 4.19(b) of the Seller Disclosure Schedule:
               (i) the lease or sublease is the legal, valid, binding, and enforceable obligation of the Seller or Q-Tech, as applicable, and, to the Seller’s knowledge, the other parties thereto (subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies);
               (ii) to the Seller’s knowledge, neither the Seller nor Q-Tech is, and, to the Seller’s knowledge, no other party to the lease or sublease is, in breach or default, in any material respect, of such lease or sublease;
               (iii) subject to the Permitted Encumbrances, neither the Seller nor Q-Tech has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
               (iv) to the Seller’s knowledge, there are no pending or contemplated eminent domain or similar proceedings pursuant to which any portion of the Leased Property would be acquired for public use; and
               (v) to the Seller’s knowledge, the improvements on the Leased Property, in all material respects are in adequate working order for the conduct of the Business as currently conducted, ordinary wear and tear excepted.
     Section 4.20 Environmental Matters.
          (a) Notwithstanding any other provision of this Agreement, this Section 4.20 contains the only representations or warranties of the Seller with respect to Environmental Laws or Environmental Matters (each as defined in paragraph (g) below).
          (b) The Seller has made available for the Buyer’s inspection and review true and complete copies of all material environmental reports and audits in the possession and control of the Seller, Q-Tech, or any of their Affiliates relating to the Owned Real Property, the Leased Property or the Business Unit.
          (c) The Seller and Q-Tech have all material Permits and Governmental Orders currently required under all Environmental Laws for the proper conduct of the Business Unit (the “Environmental Permits”). Such Environmental Permits are in full force and effect. Section

4.20(c) of the Seller Disclosure Schedule sets forth a list of all such Environmental Permits and true and complete copies of all such Environmental Permits have previously been provided to the Buyer by the Seller.
          (d) To the Seller’s knowledge, all Owned Real Property and Leased Property and the Business Unit is in material compliance with all Environmental Permits and Environmental Laws. Except as set forth in Section 4.20(d) of the Seller Disclosure Schedule, to the Seller’s knowledge, neither the Seller, Q-Tech nor the Business Unit has caused or contributed to any Release in violation of applicable Environmental Law.
          (e) Except as set forth in Section 4.20(e) of the Seller Disclosure Schedule, there are no Actions concerning any Release, Environmental Laws or Environmental Permits, pending, or to the Seller’s knowledge, threatened, against the Business Unit or against the Seller with respect to the Business Unit or its operations or against Q-Tech. Since January 1, 2007, neither the Seller nor Q-Tech has received any written notice of any Action arising under any Environmental Law.
          (f) None of the properties currently owned, used or operated by the Seller in connection with the Business Unit or by Q-Tech, are listed or, to the Seller’s knowledge, proposed for listing on the National Priorities List maintained by the U.S. Environmental Protection Agency, if any, or any analogous list under state or Chinese Law. There are no material ongoing or, to the Seller’s knowledge, planned environmental investigations, monitoring removals, remediation or other Hazardous Materials response actions concerning any such properties. To the Seller’s knowledge, there has been no material Release at such properties in violation of Environmental Law and there are no Hazardous Materials present at, on, under, in, about or migrating to or from such properties, in material violation of any Environmental Laws.
          (g) As used in this Agreement, the following terms have the following meanings:
          “Environmental Matters” means any matter arising out of or relating to the environment or the production, storage, treatment, handling, use, emission, release, discharge or disposal of any Hazardous Materials, excluding Laws and regulations relating to workplace safety, such as the Occupational Safety and Health Act of 1970, as amended.
          “Environmental Laws” means any Law relating to pollution or protection of the environment enacted and in effect on the date hereof. By way of example and not limitation, the term “Environmental Laws” shall include (as may have been amended from time to time) the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Oil Pollution Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Emergency Planning and Community Right to Know Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act, all regulations under said statutes, and all analogous foreign state, provincial and local statutes, regulations and ordinances, in each case as in effect on the date hereof. For purposes of clarification, (i) the Environmental Laws applicable to a facility in the United States shall be limited to Environmental Laws of the United States and the Environmental Laws of the states or other jurisdictions in which such facility is located, and (ii) the Environmental Laws applicable to a facility in China shall be limited to Environmental Laws of China and the Environmental Laws of the provinces or other jurisdictions in which such facility is located.
          “Hazardous Materials” for the purposes of this Agreement, means any substance or material that is a hazardous material, hazardous substance, hazardous waste, petroleum (including crude oil and any fractions thereof as well as waste or used petroleum oils), asbestos, asbestos containing material, polychlorinated biphenyls and regulated pursuant to any Environmental Laws.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migration, leaching, placing, discarding, dumping or disposing of any Hazardous Materials into the environment (including the abandonment of barrels, containers or other closed receptacles containing any Hazardous Materials); provided, however, that such acts conducted in compliance with applicable Environmental Laws or Environmental Permits do not, without more, constitute a “Release.”
The parties agree that all matters identified in writing in the Environmental Studies prepared and delivered to the Buyer, prior to the Closing Date pursuant to Section 6.1(c) and (d) will be deemed, without any further action by the parties, disclosed by the Seller as exceptions to each representation in this Section 4.20 (whether or not there currently is a Seller Disclosure Schedule with respect to such a representation) for all purposes, including indemnification.
     Section 4.21 Inventory. All of the inventory (including raw materials, work-in-process and finished goods) of the Business Unit reflected on the Financial Statements was acquired or produced in the ordinary course of business.
     Section 4.22 Notes and Accounts Receivable. All notes and accounts receivable, including foreign accounts receivable, of the Seller relating to the Business Unit and of Q-Tech, in each case that are being transferred to the Buyer pursuant to this Agreement, were acquired in the ordinary course of business from bona fide, arms-length transactions.
     Section 4.23 Suppliers. As of the date hereof, none of the top 10 suppliers of the Business Unit, based on total payments by the Business Unit to suppliers during the period from January 1, 2009 to September 30, 2009, has notified the Seller or Q-Tech in writing that it intends to materially reduce, cancel or terminate doing business with the Business Unit nor, as of the date hereof, to the Seller’s knowledge, is any such material reduction, cancelation, or termination reasonably expected by Seller (except as a result of or related to the transactions contemplated hereby and the announcement thereof).
     Section 4.24 Customers. None of the top 10 customers of the Business Unit, based on sales revenue earned by the Business Unit during the period from January 1, 2009 to September 30, 2009, has terminated, materially reduced, or notified the Seller or Q-Tech in writing that it intends to materially reduce or cease doing business with the Business Unit nor, to the Seller’s knowledge, is any such material reduction, cancelation, or termination reasonably expected by Seller (except as a result of or related to the transactions contemplated hereby and the announcement thereof). No such customer is an Affiliate of the Seller or Q-Tech.
     Section 4.25 Certain Payments. None of Seller’s or Q-Tech’s directors, officers, employees or, to the Seller’s knowledge, agents has, in connection with the conduct of the Business Unit, given any contribution, gift, bribe, payoff, kick-back or other similar benefit, whether in money or property, to any supplier, customer, governmental employee or other Person, in violation of Law.
     Section 4.26 Powers of Attorney. Except as set forth in Section 4.26 of the Seller Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Seller or Q-Tech relating to the Business Unit.
     Section 4.27 Warranty. Section 4.27 of the Seller Disclosure Schedule includes copies of the standard warranty terms and conditions of sale or lease for Products manufactured, sold, leased, delivered or serviced by the Seller in connection with the Business Unit or by Q-Tech (containing applicable guaranty, warranty and indemnity provisions) as in effect on the date hereof, and for services provided by the Seller in connection with the Business Unit or by Q-Tech.
     Section 4.28 Disclaimer. NEITHER THE SELLER NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR ADVISORS HAVE MADE, OR SHALL BE DEEMED TO HAVE MADE, TO THE BUYER ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUSINESS UNIT, THE ASSETS OF Q-TECH, THE U.S. ASSETS, THE CHINA EQUITY CAPITAL OR THE ASSUMED LIABILITIES OR RETAINED LIABILITIES, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS AND THERE ARE NO CONDITIONS OF THE PARTIES TO CLOSE THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND, WITH RESPECT TO THE CHINA CLOSING DATE, THE EQUITY PURCHASE AGREEMENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Seller except as otherwise set forth in the disclosure schedule delivered by the Buyer to the Seller concurrently herewith (the “Buyer Disclosure Schedule”) and identifying the section or subsection of this Agreement to which such exception applies (provided that information disclosed in any paragraph of the Buyer Disclosure Schedule shall qualify other paragraphs in this Agreement to the extent it is reasonably clear from the disclosure that such disclosure is applicable to such other paragraphs), as follows:
     Section 5.1 Organization and Good Standing. Each of the Buyer and the Chinese Buyer is an entity duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease, and operate the properties and assets it currently owns or leases and to carry on its business as it is currently conducted. Each of the Buyer and the Chinese Buyer is duly licensed or qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except, in each case, where the failure so to be so qualified, licensed or in good standing would not, individually or in the aggregate, materially hinder, impair or delay the consummation of the transactions contemplated hereby (a “Buyer Material Adverse Effect”).
     Section 5.2 Corporate Authority and Approval. Each of the Buyer and the Chinese Buyer has all requisite power and authority to enter into, and perform its obligations under, this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by the Buyer and the Chinese Buyer, the performance by the Buyer and the Chinese Buyer of their respective obligations hereunder and thereunder, and the consummation by the Buyer and the Chinese Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of the Buyer and the Chinese Buyer. This Agreement has been, and at the Closing, the Ancillary Documents will have been, duly executed and delivered by the Buyer and the Chinese Buyer, as applicable, and (assuming the valid authorization, execution, and delivery of this Agreement and the Ancillary Documents by the Seller and the Parent) constitute (in the case of the Ancillary Documents upon execution and delivery by the Parent and the Seller party thereto at Closing) valid and binding obligations of the Buyer and the Chinese Buyer enforceable against such parties in accordance with their terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     Section 5.3 Consents. No material Governmental Approval is required in connection with the execution, delivery and performance by the Buyer of this Agreement or by the Buyer and the Chinese Buyer of the Ancillary Documents to which they are a party or the taking by them of any other action contemplated hereby or thereby (excluding Governmental Approvals, if any, which the Seller is required to obtain or make, as to which no representations or warranties are made), except for those required under the HSR Act and approval of the transfer of China Equity Capital by the relevant China authorities as set forth in Section 4.3 of the Seller Disclosure Schedule.
     Section 5.4 No Conflicts. The execution and delivery of, and performance by the Buyer of its obligations under, this Agreement and by the Buyer and the Chinese Buyer of their respective obligations under the Ancillary Documents to which they are a party and the consummation by the Buyer and the Chinese Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any Governmental Approvals referred to in Section 4.3 and Section 5.3, (a) violate in any material respect any provision of the organizational documents of the Buyer or the Chinese Buyer, (b) violate in any material respect any Governmental Order applicable to the Buyer or the Chinese Buyer, or (c) result in a material breach of any Contract to which the Buyer or the Chinese Buyer is a party.

     Section 5.5 Funds Available. The Buyer has (and at the Closing will have) sufficient funds to enable it to pay the Base Purchase Price, to pay and discharge when due the Assumed Liabilities and otherwise to consummate the transactions contemplated by this Agreement.
     Section 5.6 Litigation. There are no Actions pending or, to the Buyer’s knowledge, threatened against the Buyer or the Chinese Buyer (a) with respect to which there is a reasonable likelihood of a determination that, individually or in the aggregate, would have a Buyer Material Adverse Effect or (b) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.
     Section 5.7 Buyer’s Financial Status. The Buyer has the financial ability to consummate the transactions contemplated in this Agreement on a timely basis without any financing contingency.
     Section 5.8 Fees. The Buyer and the Chinese Buyer have no liability or obligation to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Seller could become liable or obligated.
     Section 5.9 Investment Interest. The Chinese Buyer is acquiring the China Equity Capital for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any distribution within the meaning of Section 2(11) of the United States Securities Act of 1933, as amended (the “Securities Act”). The Chinese Buyer understands that the China Equity Capital is characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.
ARTICLE VI
PRE-CLOSING COVENANTS
     Section 6.1 Access to Information.
          (a) Between the date hereof and the Closing Date, (i) the Seller shall work with the Buyer and its accountants, attorneys and other authorized agents to complete their due diligence examination and investigation of the Business Unit as promptly as reasonably possible, but in a manner so as not to interfere with the operation of the Business Unit and that is in compliance with applicable Law, (ii) the Buyer and its representatives will be allowed access to the books, records, contracts and financial records of the Business Unit for the purpose of completing such due diligence review through an electronic data room to be created by the Seller; (iii) the Business Unit’s auditors, attorneys and other consultants of the Business Unit shall be made available for the purpose of completing such due diligence review; and (iv) the Seller shall permit the Buyer access to the facilities of the Business Unit, Employees (including, without limitation, representatives of any union currently representing such Employees) and certain key personnel of the Business Unit at reasonable times as agreed in advance by the Seller and the Buyer.

          (b) In no event shall the Buyer, its Affiliates or their employees, representatives or agents have any contact with any customer, supplier, employee or agent of the Seller, Q-Tech or the Business Unit with respect to the transactions contemplated by this Agreement unless such contact is conducted in compliance with applicable Law and is arranged through and approved in advance by Parent’s employees Milt Childress or Chris O’Neal. The Buyer shall cause any such contact to comply with any reasonable restriction imposed by the Seller, including the requirement that a representative of the Seller be present during any such communication.
          (c) The Buyer shall be entitled, at its sole cost and expense, to have the Owned Real Property and Dixon, California Leased Property and the China Leased Property surveyed and to conduct physical inspections (but not invasive testing, sampling or any other similar procedures, without the Seller’s prior written consent which will not be unreasonably withheld or delayed and subject to a written access agreement to be agreed by the parties) of the Owned Real Property and the Dixon, California Leased Property and the China Leased Property, and the improvements located thereon, at times that are reasonably acceptable to the Seller; provided, however, that the Seller expressly consents to the invasive testing at such Owned Real Property or Dixon, California Leased Property and the China Leased Property pursuant to protocols as mutually agreed by the Buyer and the Seller (which protocols shall be sufficient to permit the finalization of such studies by the Final Environmental Studies Delivery Date as provided in Section 12.2(g) and pursuant to environmental sampling and data compilation procedure and scope which, at a minimum, shall include such procedures and scope as are in conformity with, or, if the Buyer and the Seller otherwise agree, the functional equivalent of, generally accepted standards of Phase I and Phase II environmental studies) (the “Environmental Studies”). The Buyer shall provide not less than three Business Days prior notice to Seller of each proposed entry upon any such property and coordinate scheduling with Seller. Buyer shall indemnify, defend and hold harmless the Seller and its employees, agents and representatives, from and against any and all liabilities, costs and damages arising from any activities of the Buyer or its employees, agents or representatives in connection with diligence on the Owned Real Property or Dixon, California Leased Property and the China Leased Property prior to the Closing Date. The Buyer and Seller shall use commercially reasonable efforts promptly after the date hereof to develop mutually acceptable procedures and protocols to produce the Final Environmental Studies.
          (d) The Buyer shall promptly provide the Seller with a draft of every Environmental Study prior to the finalization of such Environmental Study, and shall permit the Seller sufficient time to review and comment on such drafts prior to finalization, provided the Seller shall provide such comments within five Business Days of receipt. The Buyer shall not unreasonably refuse to incorporate the Seller’s comments or corrections in any final Environmental Study, provided that such comments from the Seller shall be deemed accepted by the Buyer if the Buyer does not object to such comments within five Business Days of receipt. Upon conclusion of such review and comment period between the Buyer and the Seller, the Buyer shall promptly finalize and deliver to the Seller a copy of each final Environmental Study (the “Final Environmental Studies”). In no event shall the Buyer have any right to deliver any Final Environmental Study after the earlier of the Closing Date or the Final Environmental Study Delivery Date. Any Environmental Matter identified in the Final Environmental Studies that either is (a) reasonably likely to be a violation of Environmental Law and such violation of

Environmental Law was caused by the Seller or any of its Affiliates or, assuming the Seller is currently the owner or the operator of such real property, a violation for which the Seller would be responsible to remedy under applicable Law or (b) reasonably likely to be a violation of Environmental Law and such violation of Environmental Law materially and adversely affects the operation of the Business Unit as operated on the Closing Date, in the case of United States real property and the China Closing Date, in the case of China real property, shall be an “Interim Period Environmental Issue” and shall be a Retained Liability hereunder (except to the extent the Closing occurs following the exercise by the Seller of its right to cap its aggregate liability for any Response Actions to the Response Action Cap pursuant to Section 14.1(g), in which case, such Interim Period Environmental Issues shall become Assumed Liabilities to the extent of any obligations or liabilities in excess of the Response Action Cap).
          (e) Any investigation by the Buyer shall be conducted in such a manner as not to interfere unreasonably with the normal operations of the Business Unit, in accordance with any confidentiality requirements of the Seller and in accordance with applicable Law.
     Section 6.2 Operation of the Business Unit. Except as contemplated by this Agreement or as indicated on Section 6.2 of the Seller Disclosure Schedule, during the period from the date hereof to the Closing Date and with respect to Q-Tech, the China Closing Date, the Seller and the Parent shall use commercially reasonable efforts to, and shall cause Q-Tech to, use commercially reasonable efforts to conduct the business of the Business Unit only in the ordinary course of business consistent with past practices, and use commercially reasonable efforts (which shall not require payments of money to third parties outside of the ordinary course of business) to preserve intact the Business Unit and related relationships with distributors, customers, suppliers, and other third parties, and keep available the services of the present Business Unit Employees. Without limiting the generality of the foregoing, except as otherwise contemplated by the Agreement or as described in Section 6.2 of the Seller Disclosure Schedule, between the date hereof and the Closing Date and, with respect to Q-Tech, the China Closing Date, as applicable, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, and the granting of which shall comply with applicable Law, the Seller and the Parent, with respect to the Business Unit, shall not and shall cause Q-Tech not to:
               (i) make any change in the outstanding capital stock of Q-Tech or the Seller or the certificate of incorporation or bylaws, or similar organizational documents of Q-Tech or the Seller;
               (ii) terminate (other than by expiration) or enter into any Material Contract or cancel, modify or waive any material debts or claims held by the Seller with respect to the Business Unit or Q-Tech or waive any rights material to the Business Unit (other than those that are Excluded Assets);
               (iii) knowingly do any act, or knowingly omit to do any reasonable act, that will cause a material breach or default in any of the Material Contracts;
               (iv) mortgage, pledge or grant a security interest in any of the U.S. Assets, the assets of Q-Tech or the China Equity Capital;

               (v) acquire, lease, sell, transfer or otherwise dispose of any asset, except for acquisitions, leases, sales, transfers and dispositions, in each case, in the ordinary course of business consistent with past practices and in any event not exceeding USD 150,000, except for purchase and sales orders in the ordinary course;
               (vi) make any change to or increase the compensation paid (other than periodic raises in the ordinary course of business not exceeding the budgeted increases set forth in Section 6.2 of the Seller Disclosure Schedule, or as may be required under the Contracts existing as of the date hereof) or benefits offered by the Seller or Q-Tech to any of the Business Unit Employees other than with respect to the Retained Employees and other than pursuant to the Retention Agreements;
               (vii) maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;
               (viii) (a) make, change or revoke any Tax election, (b) file any amendment to a Tax Return, (c) adopt or change in any material respect any Tax accounting method, (d) prepare any Tax Returns which include the income or assets of Q-Tech in a manner which is not consistent in all material respects with the past practice of the treatment of the items relating to Q-Tech and the Seller, or (e) enter into any settlement or closing agreement with a taxing authority, in each case except to the extent (1) required by applicable Law, (2) such item does not relate to either of Q-Tech or the Seller, or (3) as would not affect the amount of Tax for which the Buyer is otherwise responsible for pursuant to this Agreement;
               (ix) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of Business Unit Employees (other than routine employee terminations for cause or due to poor performance);
               (x) hire any new Business Employee with an annual base salary and annual target bonus opportunity in excess of USD 100,000 in the aggregate; or
               (xi)enter into any agreement to do any of the foregoing.
     Section 6.3 Filings and Approvals.
          (a) The Seller and the Parent shall use reasonable best efforts to make, as promptly as practicable after the date of this Agreement but no later than January 5, 2010, all filings required by Law to be made by it to consummate the transactions contemplated hereby (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, the Seller shall cooperate with the Buyer with respect to all filings that the Buyer is required by Law to make in connection with the transactions contemplated hereby.
          (b) The Buyer shall use reasonable best efforts to make, as promptly as practicable after the date of this Agreement but no later than January 5, 2010, all filings required by Law to be made by it to consummate the transactions contemplated hereby (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, the Buyer shall cooperate with the Seller with respect to all filings that the Seller is required by Law to make in connection with the transactions contemplated hereby.
          (c) The Buyer and the Seller shall each request early termination of the applicable waiting period under the HSR Act.
          (d) Without limiting the foregoing, the Seller and the Buyer shall each use all reasonable best efforts to resolve any objections asserted by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. Such reasonable best efforts shall include an obligation by the Buyer to divest or hold separate any product line or business if necessary in order to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain the relevant approvals under the HSR Act or any other competition or merger control Laws or to resolve or settle any objection or litigation of any Governmental Authority or to have lifted, vacated, reversed or overturned any Governmental Order; provided that the Buyer specifically shall not be required to so divest or hold separate any product line or business or to otherwise take any similar actions that would cause the HSR Commitment to exceed USD 5,000,0000. If efforts to resolve any objections are unsuccessful and any Governmental Authority institutes any Action challenging any transaction contemplated by this Agreement as violative of any Law, the Seller and the Buyer shall cooperate with each other and use reasonable best efforts to contest and resist vigorously any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any such transactions and the Buyer shall reimburse the Seller, Q-Tech and the Parent for all out-of-pocket expenses incurred by either of them in connection with any such Action or in connection with any request for additional information or documentary material pursuant to HSR Act Section 18a(e)(1)(a) from any Governmental Authority; provided, however, that the Buyer shall only be responsible to reimburse the Seller for the attorneys’ fees of any legal counsel jointly engaged by the Buyer and the Seller.
     Section 6.4 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to ARTICLE XIV, the Seller and the Parent shall refrain, and shall cause each of their Affiliates to refrain from, either directly or indirectly, soliciting offers from, negotiating or entering into agreements with, any Person (other than the Buyer) to acquire, lease or license all or any part of the Business Unit, and from offering all or any part of the Business Unit to, any Person (other than the Buyer) other than as expressly permitted in Section 6.2, and from providing to any such Person (other than the Buyer) access to the Business Unit’s properties, books, records, financial statements, contracts and documents.
     Section 6.5 Confidentiality; No Hire. The Seller, the Buyer and the Parent agree that the Confidentiality Agreement dated February 10, 2009 between the Buyer and the Parent (the “Confidentiality Agreement”) shall remain in full force and effect and binding upon the Seller and the Buyer (a) at all times prior to the Closing and (b) after any termination of this Agreement, and each agrees to comply with the terms of such Confidentiality Agreement. From the date hereof until November 18, 2011, the Buyer shall not hire (except upon the Closing) the Business Unit’s president or any of his direct reports. From the date hereof until May 18, 2011, the Buyer shall not hire (except upon the Closing) any other employee of the Business Unit identified in the materials provided by the Seller with respect to the Business Unit or with whom the Buyer or its representatives have come into contact in connection with the due diligence process or the transactions contemplated hereby, provided however that hiring any such employees shall not constitute a violation of the foregoing restriction if such hiring is a result of general solicitations for employment.
     Section 6.6 Efforts to Satisfy Closing Conditions. Between the date hereof and the Closing Date, (a) the Seller shall use commercially reasonable efforts to obtain the consents necessary to assign each Material Contract and the consents set forth in Section 6.6 of the Seller Disclosure Schedule, and the Buyer agrees to reasonably cooperate with the Seller in obtaining any such consent (provided that neither party shall be required to pay any amounts in order to obtain such consents), and (b) the parties shall otherwise use reasonable best efforts to cause the conditions in ARTICLE XII to be satisfied on or before the Closing Date. With respect to the preceding subsection (a) the Seller’s efforts shall include communicating with the landlord of the Dixon, California leased premises, with regard to assignment of that lease and the appropriate form of assignment promptly after the date hereof, and not unreasonably withholding or delaying the Seller’s agreement to any terms of such assignment provided by the landlord that are consistent with the terms of such lease existing on the date hereof.
     Section 6.7 Cooperation. The parties hereto shall generally cooperate with each other and do such other acts and things in good faith as may be reasonable, necessary or appropriate timely to effectuate the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller and Parent shall and shall cause Q-Tech to cooperate with the Buyer and the Chinese Buyer to obtain the China Approvals.
     Section 6.8 Zhang Retention Agreement. The Buyer and the Seller shall use commercially reasonable efforts to obtain the execution and delivery by Jordan Zhang on a retention or employment agreement in substantially the form exchanged between the Buyer and the Seller most recently to the date hereof. If on the China Outside Date the China Closing has not occurred, the Buyer shall promptly reimburse Q-Tech for amounts paid to Jordan Zhang pursuant to such agreement (as agreed by the parties hereto) by Q-Tech (without regard to any amendment thereto, unless consented to by the Chinese Buyer).
ARTICLE VII
POST-CLOSING COVENANTS OF THE SELLER AND PARENT
     The Seller and the Parent hereby covenant and agree with the Buyer as follows:
     Section 7.1 Noncompetition. In the event of the Closing, then for a period of four (4) years after the Closing Date (the “Noncompete Period”), the Parent shall not, and shall cause its controlled affiliates not to, sell, manufacture or distribute any of the Products set forth in Section 7.1 of the Seller Disclosure Schedule (the “Competitive Products”) to customers anywhere in the world; provided that the foregoing restriction shall not restrict either the Parent or any of its controlled Affiliates from acquiring or combining with a business that provides, sells, manufactures or distributes Competitive Products (or providing, selling, manufacturing or distributing Competitive Products as a result of such acquisition or combination), so long as the sale of Competitive Products does not exceed 20% of the net annual sales of the acquired business as of the date of acquisition or combination. Notwithstanding the foregoing, the Parent or any of its controlled Affiliates may acquire or combine with a business or Person that has sales of Competitive Products exceeding 20% of its net annual sales if the Parent or such controlled Affiliate, as applicable, uses commercially reasonable efforts to divest the portion of such business that sells such Competitive Products within two (2) years after its acquisition. Notwithstanding anything to the contrary contained in this Agreement, the restrictions in this Section 7.1 shall not prohibit either the Parent or any of its controlled Affiliates from (i) conducting any business conducted by such Person as of the date of this Agreement (other than the business conducted by the Business Unit), including, specifically, the business of the Seller’s Compressor Products International (CPI) business; (ii) selling any Competitive Product after such time as the Buyer (including its successors and assigns with respect to the Business Unit) ceases to sell or attempt to sell such Competitive Product; (iii) holding or having an economic, non-controlling interest in up to five percent (5%) of the outstanding issued share capital of a company listed on any recognized national stock exchange; or (iv) at the request of the Buyer, fulfilling for the benefit of the Buyer or on its behalf any obligation pursuant to this Agreement or any agreement to be entered into pursuant to this Agreement. The obligations of the Parent and its controlled Affiliates pursuant to this Section 7.1 shall terminate: (A) as to any such Affiliate, at such time as such Person ceases to be a controlled Affiliate of the Parent; (B) as to any transferee of the Parent or any of its controlled Affiliates that purchases a business or division of the Parent or any of its controlled Affiliates, upon the closing of such purchase; and (C) in the event of a change in control of the Parent that would be required to be reported under Item 5.01 of Form 8-K under the Securities Exchange Act of 1934, as amended. The parties agree, because damages would be an inadequate remedy, that a party seeking to enforce this Section 7.1 may be entitled to specific performance and injunctive relief as remedies for any breach thereof, in addition to other remedies available at law or in equity.
     Section 7.2 Nonsolicitation of Hired Employees. For the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, neither the Parent nor any of its Affiliates shall solicit the employment of or employ any Hired Employee or any employee of Q-Tech as of the Closing Date, or engage any Hired Employee or any employee of Q-Tech as of the Closing Date as an independent contractor; provided that the foregoing shall not prevent the Parent or any of its Affiliates from interviewing or hiring a Hired Employee or an employee of Q-Tech (i) who has responded to a job posting or advertisement in a publication of general circulation or a job-posting website, so long as such posting or advertisement is not specifically directed at or provided to the Hired Employees, (ii) whose employment with the Buyer is terminated for any reason (other than for cause) or (iii) with the Buyer’s prior written consent.
     Section 7.3 Modification of Covenants. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 7.1 and 7.2 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power (i) to reduce the scope, duration or geographic areas of the term or provision, (ii) to delete specific words or phrases and/or (iii) to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. The Seller and the Parent acknowledge that Sections 7.1 and 7.2 are reasonable and necessary to protect and preserve the Buyer and its

Affiliates’ legitimate business interests and the value of the U.S. Assets and Q-Tech and to prevent any unfair advantage conferred on the Seller and the Parent and/or their Affiliates.
     Section 7.4 China Approval. If the China Approval is not obtained prior to the Closing, the Closing shall nonetheless take place and, thereafter, the Parent and the Buyer shall cooperate in any lawful and reasonable arrangement reasonably proposed by the Buyer (not including the payment of any consideration) under which the Buyer shall obtain the economic claims, rights and benefits under, and shall bear all the costs, liabilities and burdens with respect to, the operation of Q-Tech (the equity ownership of which shall not be transferred to the Chinese Buyer until the China Closing Date and shall be held separate by the Parent until the China Approval is received at which time it shall be transferred to the Chinese Buyer); provided that the Buyer shall pay or satisfy all the costs, expenses, obligations and liabilities incurred by Q-Tech in connection with any such alternative arrangements (other than legal fees incurred by the Parent and Q-Tech in connection with documenting and negotiating such arrangement, which shall be borne by the Parent). Notwithstanding the provisions of the previous sentence, no cash or other consideration will be transferred between Q-Tech and the Parent, on one hand, and the Buyer and the Chinese Buyer, on the other hand, as contemplated in the previous sentence until the China Closing Date. During the period between Closing and the China Closing Date, the parties further agree to operate Q-Tech in accordance with the terms set forth in Section 7.4 of the Seller Disclosure Schedule. In the event the failure to obtain the China Approval is the result of a failure by a party hereto to perform any covenants or agreements in this Agreement in connection with obtaining the China Approval, the non-defaulting party shall retain all its indemnity and other rights set out in this Agreement with respect to such failure to perform its agreements hereunder. If at any time, the Buyer, in its reasonable discretion determines that the China Approval is not obtainable with commercially reasonable efforts, and that the business of Q-Tech can be effectively transferred to the Buyer through the transfer of assets and the assumption of liabilities of Q-Tech, the Parent shall, upon the request of the Buyer, cooperate with all of the Buyer’s reasonable directives in that regard so as to effectively convey, directly or beneficially, the business of Q-Tech to the Chinese Buyer.
     Section 7.5 Further Assurances. From and after the Closing, upon reasonable request of the Buyer or the Chinese Buyer, and at the Buyer’s or Chinese Buyer’s expense, the Seller and the Parent shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, and other instruments and papers as may be reasonably required to assign, transfer, convey and deliver to and vest in the Buyer ownership of the U.S. Assets, the China Equity Capital and the assets of Q-Tech consistent with the terms of this Agreement.
     Section 7.6 Payment by Chinese Buyer. The Chinese Buyer will exercise its best endeavors to obtain the approvals required in order to pay the China Base Purchase Price Amount and China Cash Payment to the Parent as soon as allowed by Law after the China Closing Date.

ARTICLE VIII
POST-CLOSING COVENANTS OF THE BUYER
     The Buyer hereby covenants and agrees with the Seller as follows:
     Section 8.1 Preservation of Books and Records.
          (a) For a period ending upon the later of (i) six years from the end of the calendar year in which the Closing occurs or (ii) the expiration of any applicable statute of limitations, including any extensions thereof (the “Information Maintenance Period”):
               (i) The Buyer shall not dispose of or destroy any of the books and records included in the U.S. Assets and shall cause Q-Tech not to dispose or destroy any of the books and records included in the assets of Q-Tech relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to the Seller by written notice to the Seller at least 90 days prior to the proposed date of such disposition or destruction.
               (ii) The Buyer shall allow the Seller and its agents access to all Books and Records on reasonable notice and at reasonable times at the principal places of the Business Unit or at any location where any Books and Records are stored, and the Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Buyer’s businesses.
               (iii) The Buyer shall make available to the Seller upon written request (A) the Buyer’s personnel to assist the Seller in locating and obtaining any Books and Records, and (B) any of the Buyer’s personnel whose assistance or participation is reasonably required by the Seller or any of its Affiliates in anticipation of or preparation for, or for depositions or testimony in, existing or future Actions or other matters in which the Seller or any of its Affiliates are involved. The Seller shall reimburse the Buyer for the reasonable out-of-pocket expenses incurred by it in performing the covenants contained in this Section 8.1(a)(iii).
               (iv) The Seller shall allow the Buyer and its agents to access any of the books and records, including, without limitation, any Tax Returns and information and documentation in support thereof, that relate directly or indirectly to the Business Unit in the Seller’s possession, on reasonable notice and at reasonable times at any location where such books and records are stored and the Buyer shall have the right, at its own expense, to make copies of such books and records; provided, however, that any such access or copying shall be had or done in such a manner so as to not unduly interfere with the normal conduct of the Seller’s business. The Seller shall not dispose of or destroy any such books and records without first offering to turn over possession thereof to the Buyer by written notice to the Buyer at least 90 days prior to the proposed date of such disposition or destruction. The provisions of this Section 8.1(a)(iv) shall not apply to the matters addressed by Section 13.3 of the Seller Disclosure Schedule or the records related thereto.

          (b) Provided that the Seller notifies the Buyer in writing prior to the expiration of the Information Maintenance Period, the Information Maintenance Period shall be extended in the event that any Action has been either commenced or is pending against the Seller or its Affiliates with respect to the Business Unit or threatened at the termination of such Information Maintenance Period, and such extension shall continue until any such Action has been settled through judgment or otherwise or is no longer pending or threatened.
     Section 8.2 Use of the Seller’s Names or Reputation. Except as specifically set forth herein, the Buyer and its Affiliates shall not operate the Business Unit utilizing, based on or taking advantage of the trademarks, tradenames, servicemarks, or the name, reputation or corporate goodwill of the Parent, the Seller or any of its Affiliates (including, but not limited to, the names “EnPro” and “Coltec”), except for the limited purposes of the sale and use of products and related literature in existence as of the Closing Date and otherwise for a reasonable period as may be necessary for the Buyer to remove the Seller’s names (not included in the U.S. Assets) from use in and by the Business Unit, which the Buyer will accomplish as soon as is reasonably practicable, but no later than 180 days after the Closing Date.
     Section 8.3 Performance Bonds and Guarantees.
          (a) Prior to the Closing, the Buyer agrees to use commercially reasonable efforts to cause the Seller to be relieved of the performance bonds, surety bonds, bank guarantees, letters of credit and/or corporate guarantees relating to the Business Unit as listed in Section 8.3 of the Seller Disclosure Schedule (or in the case of corporate guarantees, the Buyer itself), in each case reasonably satisfactory to the Seller, to replace (or, to the extent required, as described above, to collateralize) any performance bonds, surety bonds, bank guarantees, letters of credit and/or corporate guarantees given by the Seller or any of its Affiliates in respect of the Business Unit (in each case, or portions thereof) remaining outstanding on the Closing Date with respect to which the Seller or any of its Affiliates will have any liability after the Closing. To the extent that the Seller and its Affiliates are not absolutely and unconditionally relieved of all such liabilities and obligations on or prior to the Closing Date, the Buyer agrees to continue to take any and all commercially reasonable actions necessary to absolutely and unconditionally relieve the Seller and its Affiliates of all such liabilities and obligations as promptly as practicable after the Closing Date and in any event shall indemnify and hold harmless the Seller in connection with any damage or liability suffered by it in connection with any such obligation not released on or before the Closing Date, except for the Retained Liabilities.
          (b) To the extent the Buyer was not notified prior to Closing by the Seller of any performance bonds, surety bonds, bank guarantees, letters of credit and/or corporate guarantees required to be replaced or collateralized in accordance with Section 8.3(a), the Buyer shall use commercially reasonable efforts to replace or collateralize any such performance bonds, surety bonds, bank guarantees, letters of credit and/or corporate guarantees as promptly as practicable following notification of the existence of any such performance bonds, surety bonds, bank guarantees, letters of credit and/or corporate guarantees so as to absolutely and unconditionally relieve Seller and its Affiliates of all liabilities and obligations thereunder and in any event shall indemnify and hold harmless the Seller in connection with any damage or liability suffered by it in connection with any such obligation not released on or before the Closing Date.

     Section 8.4 Waiver of Bulk Sales Act. The Buyer and the Seller waive compliance with any applicable bulk sale or bulk transfer law or other analogous legislation in force in any jurisdiction of the United States in which the U.S. Assets are located. The Seller shall be responsible for any liability resulting from its failure to comply with any such sale or bulk transfer law.
     Section 8.5 Air Perfection. The Seller shall fulfill its obligations under the Air Perfection Escrow Agreements pursuant to the terms thereof, and the obligation to pay the retention amounts to which the Air Perfection Escrow Agreements relate shall be a Retained Liability. In the event the Air Perfection Employees agree in a writing, a copy of which has been received by the Buyer, to satisfy the Air Perfection Indemnity Claims by releasing a portion of the escrow thereunder to the Seller, the Seller shall have the right to do so in accordance with such writing and the retention amounts owed by the Seller to such Air Perfection Employees pursuant to the Air Perfection Escrow Agreements shall be reduced by the amount consented to by the Air Perfection Employees in such writing. The Seller shall authorize payment under the Air Perfection Escrow Agreement on May 23, 2010 pursuant to the terms thereof and the rights to any remaining escrow amount (after any indemnity release mentioned in the preceding sentence), including the escrow funds, not payable to the Air Perfection Employees shall be the property of the Buyer and the Seller shall release the same to the Buyer to the extent it has the right to do so pursuant to the Air Perfection Escrow Agreement.
ARTICLE IX
FURTHER COVENANTS OF THE PARTIES
     Section 9.1 Nonassignable Contracts and Permits.
          (a) Nothing in this Agreement shall be construed as an attempt to assign to the Buyer any Contract, Environmental Permit or Permit which is by Law or its terms nonassignable or the assignment of which would constitute a violation of Law or Contract.
          (b) If, as of the Closing, an attempted assignment of any Contract related to the Business Unit would be ineffective or would affect either the Seller’s rights thereunder so that the Buyer would not in fact receive all such rights, the Seller shall cooperate with the Buyer in a mutually acceptable arrangement, at the Seller’s cost, to provide for the Buyer the benefit (including the economic benefit) of such Contract (other than legal title). If and so long after the Closing as such assignment shall not have been made, the Seller shall (i) to the extent that such action shall not result in violation of such Contract, transfer to the Buyer all assets and rights, including all monies, received in respect of such Contract, to the extent the same would otherwise have been U.S. Assets, and hold such Contract in trust for the Buyer, and (ii) to the extent that the provisions of clause (i) above are not sufficient to transfer all of the benefits (including the economic benefit) of such Contract (other than legal title), or any such Contract has been cancelled as a result of the attempted assignment, take such actions (which, without limitation, may include entering into subcontracting arrangements with the Buyer) as are commercially reasonable to provide all of the benefits (or the equivalent thereof, including the economic benefit) of such Contract (other than legal title), to the extent the same would otherwise have been U.S. Assets to the Buyer. With respect to any transfer, subcontract or assignment of the Contracts made to the Buyer by the Seller hereunder, the Buyer hereby agrees to assume, perform, discharge when due, and indemnify the Seller from and against all obligations and liabilities of the Seller with respect to the applicable underlying Contract. Nothing in this Section 9.1 shall be deemed to limit the Buyer’s assumption of the Assumed Liabilities with respect to any Contract.
          (c) The Buyer shall obtain, at its own expense, on or prior to the Closing (or as soon thereafter as practicable), all non-assignable material Permits and all non-assignable material Environmental Permits required by any Governmental Authority with respect to the U.S. Assets, Q-Tech or the Business Unit, in each case, without any guaranty or liability of the Seller with respect thereto, whether material or immaterial. Subsequent to the Closing, the Seller shall have the right to cancel any such non-assignable Permits and Environmental Permits and bonds or guarantees related thereto which are applicable to the U.S. Assets, Q-Tech or the Business Unit but are unable to be assigned within 180 days following the Closing.
     Section 9.2 Conduct of Litigation..
          (a) The Buyer shall cooperate fully with the Seller in the prosecution or defense of any Action involving the Business Unit arising out of or relating to the Retained Liabilities or Excluded Assets, and shall consult and confer with the Seller with respect thereto, at no cost to the Seller, other than reimbursement of the Buyer’s out-of-pocket expenses; provided, however, that this Section 9.2 will not limit in any way the Buyer’s rights of indemnification pursuant to ARTICLE XIII.
          (b) The Seller shall cooperate fully with the Buyer in the prosecution or defense of any Action involving the Business Unit arising out of or relating to the Assumed Liabilities, China Equity Capital or U.S. Assets, and shall consult and confer with the Buyer with respect thereto, at no cost to the Buyer, other than reimbursement of the Seller’s out-of-pocket expenses; provided, however, that this Section 9.2 will not limit in any way the Seller’s rights of indemnification pursuant to ARTICLE XIII.
          (c) Each party shall make available to the other parties upon written request (i) personnel to assist the other parties in locating and obtaining any Books and Records in such party’s possession, and (ii) any of such party’s personnel whose assistance or participation is reasonably required in anticipation of or preparation for, or for depositions or testimony in, existing or future Actions or other matters in which a party or any of its Affiliates are involved. The party whose personnel is used pursuant to this Section 9.2(c) will be reimbursed by the party using such personnel for the reasonable out-of-pocket expenses incurred by it in performing the covenants contained in this Section 9.2(c).
          (d) The provisions of this Section 9.2 shall not apply to disputes between parties hereto or their Affiliates.
     Section 9.3 Sales, Use and Transfer Taxes. Except as otherwise provided in the Equity Purchase Agreement, the Seller, on the one hand, and the Buyer, on the other hand, shall each be responsible and liable for fifty percent (50%) of all use, sales and transfer Taxes and all stamp duties, if any, that may be due as a result of or arise from the sale and transfer of the U.S. Assets or the China Equity Capital to the Buyer. The Seller, the Parent and the Buyer will cooperate with each other to minimize the aggregate amount of such Taxes and other amounts that are payable in connection with the sale and transfer of the U.S. Assets or the China Equity Capital to the Buyer. Notwithstanding anything herein to the contrary, the Buyer shall withhold from the China Base Purchase Price Amount such amounts as may be required to be held by applicable Law.
     Section 9.4 Accounting Assistance.
          (a) Following the Closing, the Buyer shall assist the Seller in the completion of the accounting of the Business Unit for the fiscal year or part thereof (or both) preceding the Closing and in connection therewith shall use its reasonable efforts to assist the Seller in the completion of the accounting for all applicable transactions including providing all information reasonably requested by the Seller and making available such accounting personnel and other employees of the Business Unit as the Seller shall reasonably request to answer questions and provide other assistance.
          (b) Each party recognizes that the other party may need financial or other data with respect to the Business Unit covering several fiscal periods prior to or after the Closing Date in order to comply with the securities Laws. The parties shall render reasonable cooperation to each other and their auditors to provide such information. The party requesting assistance shall bear all reasonable out-of-pocket costs and expenses incurred by such assisting party and such assistance shall be subject to compliance by the requesting party with the assisting party’s usual requirements regarding security and confidential treatment of information. No party shall be liable to any other party for any such information or data given, or for the accuracy or completeness thereof.
     Section 9.5 Environmental Remediation . Following the Closing, the Seller shall, at its sole cost and expense, be responsible to remedy the Interim Period Environmental Issues to bring the Interim Period Environmental Issues into compliance with applicable Environmental Law (the “Response Actions”); provided, however, that the Seller shall have no obligation to undertake any Response Action in excess of the least stringent response required by applicable Environmental Law with respect to the relevant real property, which least stringent response shall be determined as if there were no change in the use of such real property from that use by the Business Unit as of the Closing Date, in the case of United States real property, and as of the China Closing Date in the case of China real property, and such least stringent response may include the imposition of institutional or engineering controls provided that such controls do not result in any material interference with the Business Unit as operated as of the Closing Date for United States real property, and as of the China Closing Date, for China real property. Notwithstanding anything in this Section 9.5 to the contrary, if the Seller has exercised its right to cap the aggregate expense of all Response Actions pursuant to Section 14.1(g), then the Seller shall be responsible for all out-of-pocket costs and expenses of the Response Actions to the extent, but not in excess of, USD 5,000,0000 (the “Response Action Cap”). If the Buyer changes, develops or modifies any Business Unit assets or operations in a way that materially increases the costs of a Response Action, the Buyer shall be solely responsible for all such increased costs (including costs associated with negotiating with Governmental Authorities to address such change, development or modification). The Seller shall commence each Response Action prior to the first anniversary of the date of this Agreement and, thereafter, diligently proceed to complete such Response Action; provided, however, the Seller shall complete such Response Action within the time prescribed by applicable Law; provided, further, however, that if the Seller has exercised its rights under Section 14.1(g) and has expended an aggregate of USD 5,000,000 towards completion of all Response Actions it shall have no further obligation to complete or expend further funds on Response Actions.
ARTICLE X
EMPLOYEE MATTERS
     Section 10.1 Employees. Effective as of the Closing, all Employees shall cease to be employees of the Seller and its Affiliates. Except as otherwise provided in this ARTICLE X, the Buyer agrees that, prior to the Closing Date, it shall offer at-will employment commencing as of the Closing Date to each Employee at a level of wages, overall compensation and benefits, in the aggregate, which are substantially similar to each Employee’s level of wages, overall compensation and benefits provided by the Seller, in the aggregate, as of the Closing Date. With respect to Retained Employees who are on long-term medical disability leave on the Closing Date, once such long-term medical disability leave ceases with respect to such Person, the Buyer shall offer such Person employment with the Business Unit at a level of wages, overall compensation and benefits, in the aggregate, which are substantially similar to such Employee’s level of wages, overall compensation and benefits provided by the Seller, in the aggregate, immediately prior to the commencement of such long-term disability, provided, however, that the Buyer shall not be required to provide accommodation with respect to such disability in excess of that which would be required by the Seller (under applicable Law) had the Seller been the Person re-employing such Person.
     Section 10.2 Termination of Coverage under the Seller’s Benefit Plans.
          (a) Effective as of the Closing Date, each Employee shall cease to be an active participant in any of the Seller Benefit Plans, and shall become eligible to participate in each of the Buyer’s benefit plans in accordance with the applicable provisions of this Agreement and the terms and conditions of each such plan. Except as otherwise provided in this ARTICLE X, the Seller and its Affiliates shall be responsible for terminating the active participation of such Employees in the Seller Benefit Plans, if any, pursuant to applicable Laws and shall seek any necessary approvals with respect to the termination of any such active participation.
          (b) Neither the Buyer nor its Affiliates shall be obligated to assume, continue or maintain any of the Seller Benefit Plans, other than the Seller Non-U.S. Benefit Plans of Q-Tech and with respect to the Assumed Liabilities. No assets (except as provided in Section 10.5) or liabilities (other than Assumed Liabilities) of any such Seller Benefit Plans shall be transferred to, or assumed by, the Buyer or its Affiliates or their respective benefit plans, other than the Seller Non-U.S. Benefit Plans of Q-Tech. In the event of the Closing, the Seller and the Buyer shall cooperate to transition any employees of the Seller and its Affiliates in China (other than those of Q-Tech) to benefit plans other than those of Q-Tech prior to the China Closing Date.
     Section 10.3 Benefit Plans for Active Employees. Effective as of the Closing Date, and for a period of at least one year following the Closing Date, the Buyer shall establish, or shall cause to be established, and maintain benefit plans providing benefits that, in the aggregate, are substantially comparable to the benefits provided to Employees under the Seller Benefit Plans in effect immediately prior to the Closing (the “Buyer Benefit Plans”), provided, however, that, except as otherwise provided in this ARTICLE X, the Buyer shall not be obligated to establish defined benefit or equity based benefit plans, but shall provide substantially equivalent compensatory value to the Employees who participate in the Seller Benefit Plans of such type.
     Section 10.4 Service Credit under the Buyer Benefit Plans. Except as otherwise provided in this ARTICLE X, the Buyer shall grant to each Employee credit under any of the Buyer’s Benefit Plans under which such Employee becomes covered for his or her period of employment with the Seller and its Affiliates and predecessors before the Closing, as if such Employee was so employed by the Buyer for all purposes for which such service was recognized by the Seller Benefit Plans. Notwithstanding the foregoing, the Buyer’s obligations under this Section 10.4 to grant Employees credit under Buyer Benefit Plans for prior employment with Seller and its Affiliates shall not apply to any Buyer Benefit Plan providing a defined benefit to its participants.
     Section 10.5 Savings Plan. The Buyer shall take all actions necessary or appropriate to extend coverage effective as of the Closing under a new or existing Buyer Benefit Plan qualified under Code Section 401(a) and providing benefits under Section 401(k) and 401(m) for U.S. Employees (the “Buyer Savings Plan”) who, immediately before Closing, were eligible to participate in the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees or the EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees (collectively, the “Seller Savings Plan”), provided, however, that except as otherwise provided in this ARTICLE X, the Buyer shall not be obligated to establish any defined benefit or equity-based compensation plan. The Buyer shall permit U.S. Employees who participated in the Seller Savings Plan immediately before the Closing to directly roll over their accounts from the Seller Savings Plan in cash (and promissory notes, with respect to outstanding participant loans) to the Buyer’s Savings Plan. The Buyer, with respect to the Buyer Savings Plan, and the Seller, with respect to the Seller Savings Plan, shall take such actions as are necessary and appropriate to permit such rollovers. The Seller shall take such actions as are necessary to cause all Employees participating in Seller Savings Plans to be fully vested under Seller Savings Plans as of the Closing Date.
     Section 10.6 Welfare Plans.
          (a) The Buyer shall, or shall cause one or more of its Affiliates to, (i) grant to each Employee (and his or her eligible dependents, as applicable) credit under any Buyer Benefit Plan that is a welfare benefit plan covering such Employee (and his or her eligible dependents, as applicable) after the Closing for any deductible and coinsurance amounts paid by such employee under any corresponding Seller Benefit Plan during the plan year which includes the Closing Date, and (ii) amend any Buyer welfare Benefit Plan covering Employees participating therein from and after the Closing so that such plan does not exclude from coverage any pre-existing conditions of any of such Employees or their dependents, which pre-existing conditions were covered under the corresponding Seller Benefit Plan immediately before the Closing. As soon as reasonably practicable after the Closing Date, the Seller shall provide to the Buyer the applicable deductible and co-insurance amounts paid by each Employee under the corresponding Seller Benefit Plans. The Buyer shall be responsible for providing any U.S. Employee whose “qualifying event,” within the meaning of Code Section 4980B9(f), occurs after the Closing Date (and such U.S. Employees’ “qualified beneficiaries” within the meaning of Code Section 4908B(g)) with the continuation of group health coverage required by Code Section 4980B(f) to the extent required by Law.
          (b) As of the Closing Date, the Buyer shall assume from the Seller all of the Seller’s obligations with respect to the medical care and dependent care flexible spending accounts of U.S. Employees (“Transferred Flexible Spending Accounts”) under the cafeteria plan maintained by the Seller pursuant to Code Section 125, including the Seller’s obligation to reimburse eligible expenses. All elections of U.S. Employees with respect to the Transferred Flexible Spending Accounts shall remain in effect immediately after the Closing Date, except to the extent otherwise permitted by Law. As soon as reasonably practicable after the Closing Date, the Seller shall determine the aggregate balance of the Transferred Flexible Spending Accounts and notify the Buyer of the amount of such aggregate amount in writing. For purposes of this Section 10.6(c), the term “Aggregate Balance” means, as of the Closing Date, the aggregate amount of contributions that have been made to the Transferred Flexible Spending Account by Employees for the plan year in which the Closing Date occurs minus the aggregate amount of reimbursements that have been made from the Transferred Flexible Spending Accounts to Employees for the plan year in which the Closing Date occurs. If the Aggregate Balance is a negative amount, the Buyer shall pay such negative amount to the Seller as soon as practicable following the Buyer’s receipt of the written notice thereof. If the Aggregate Balance is a positive amount, the Seller shall pay such positive amount to the Buyer as soon as practicable following the Seller’s delivery to the Buyer of the written notice thereof.
     Section 10.7 WARN Act. The Buyer shall assume responsibility for any liabilities, including, without limitation, any severance or similar payments, arising under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar statutes or regulations of any jurisdiction, and shall give all notices, if any, required to be given under the WARN Act or any similar statutes or regulations of any jurisdiction, related to any employee terminations by the Buyer.
     Section 10.8 Vacation. With respect to all Employees (other than the Retained Employees), the Buyer will recognize all accrued and unused vacation days, holiday, personal days, and sick days, and the Buyer will allow such Employees to take such unused days which have accrued to such Employees at any time following the Closing Date in accordance with the policies of the Business Unit, as in effect as of the Closing Date.
     Section 10.9 Certain Employees. The Buyer’s obligation to provide substantially similar compensation as set forth in Section 10.1 shall not apply with respect to: (a) any Employee that enters into a separate agreement with the Buyer on or prior to the Closing Date relating to the compensation of such Employee; and (b) Employees listed on Section 10.9 of the Buyer Disclosure Schedule.

     Section 10.10 Manner of Payment. The Buyer may pay Assumed Liabilities that are obligations under ERISA Plans by either promptly reimbursing the Seller for the cost of benefits provided under the ERISA Plans or by paying such benefits directly to Persons entitled to such benefits under the ERISA Plans.
ARTICLE XI
TAX MATTERS
     Section 11.1 Payment of Taxes. Subject to Section 9.3, all Taxes attributable to the operations of the Business Unit (a) from and after the Closing Date shall be borne by the Buyer, and (b) prior to the Closing Date shall be borne by the Seller, except that (x) the Buyer shall assume and pay all ad valorem Taxes related to the U.S. Assets to the extent of and not to exceed an accrual therefor on the Closing Balance Sheet with respect to any such Taxes attributable to the period prior to the Closing Date, and (b) Section 11.1 and Section 11.2 shall not apply to any Tax liability or obligation of Q-Tech, which shall remain obligations of Q-Tech after the China Closing Date and with respect to any Taxes attributable to the operations of Q-Tech during the period prior to the Closing Date or otherwise attributable to such period with respect to Q-Tech and its assets, such Taxes shall be included as a liability on the Closing Balance Sheet.
     Section 11.2 Preparation and Filing of Income Tax Returns. The Seller shall be responsible, at its expense, for the preparation and filing of all Tax Returns for Taxes of the Business Unit for all periods ending on or before the Closing Date. The Buyer shall be responsible for preparing and filing all Tax Returns of the Business Unit which are for all periods ending after the Closing Date.
     Section 11.3 Additional Covenants. The Seller and the Buyer shall provide each other with such assistance as may reasonably be requested by them in connection with the preparation, execution and filing of any Tax Return or with respect to any Tax audit or other examination by any Governmental Authority or any judicial or administrative proceedings related to liability for Taxes. The Seller and the Buyer shall retain and provide each other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Such assistance shall include making employees available for a reasonable amount of time on a mutually convenient basis, but only to provide and explain such records and information (and not to prepare Tax Returns or other schedules) and shall include providing copies of any relevant returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.
     Section 11.4 Notice of Audit. If, in connection with any examination, investigation, audit or other proceeding (a “Proceeding”) concerning any Tax claim relating to the operations of the Business Unit for any pre-Closing or post-Closing Tax Period, any Governmental Authority issues to any of the parties a notice of deficiency, a proposed adjustment, re-assessment or notice of a proposed re-assessment, an assertion of claim, a demand, or other communication concerning action by such Governmental Authority concerning the Tax Period covered by such Tax claim, the recipient shall notify the other party that it has received the same within 20 calendar days of its receipt to the extent such other party’s Tax liability may be affected by the outcome of such Proceeding.
     Section 11.5 Withholding. The Seller shall provide, or cause its Affiliates to provide, a certification of non-foreign status and any other forms, certificates or other documents necessary to avoid withholding under United States Federal Income Tax law on any portion of the Purchase Price.
ARTICLE XII
CLOSING CONDITIONS
     Section 12.1 Mutual Conditions. The respective obligations of each party to consummate the actions required to be taken or effected by it at the Closing shall be subject to the fulfillment of the following conditions:
     (a) None of the Buyer, the Seller or the Parent shall be subject on the Closing Date to any order of a court of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement (excluding the purchase and sale of the China Equity Capital), nor shall there be any pending Action by any Governmental Authority that seeks injunctive relief in connection with the transactions (excluding the purchase and sale of the China Equity Capital) contemplated hereby.
     (b) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.
     Section 12.2 The Buyer’s Conditions. The obligation of the Buyer to consummate the actions required to be taken or effected by it at the Closing shall be further subject to the fulfillment of only the following conditions, any of which may be waived by the Buyer (in whole or in part):
     (a) All representations of the Seller in ARTICLE IV of this Agreement (disregarding all materiality and Material Adverse Effect qualifications) shall have been true and correct in all respects as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case, except for such breaches of representations and warranties that, in the aggregate, would not have a Material Adverse Effect.
     (b) The Seller and the Parent shall have performed and complied in all material respects with its covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.
     (c) No Material Adverse Effect shall have occurred since the date hereof through the Closing Date.

     (d) The Seller shall have delivered to the Buyer:
               (i) A certificate from the secretary of the Seller and the Parent certifying (A) that attached thereto is a true and complete copy of such Person’s articles or certificate of incorporation and all amendments thereto, certified by the Secretary of State of its state of incorporation, dated as of a date not more than 10 Business Days prior to the Closing Date, (B) that attached thereto is a true and complete copy of the bylaws of the Seller and the Parent as then in effect, (C) in the case of the certificate from the secretary of the Seller and the Parent, that attached thereto is a true and complete copy of the resolutions adopted by the board of directors of the Seller and the Parent authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (D) as to the incumbency and signatures of any of the officers of the Seller or the Parent who shall execute documents at the Closing or who have executed this Agreement.
               (ii) A certificate of existence or comparable certificate issued by a Governmental Authority for the Seller and the Parent from the jurisdiction of its incorporation.
               (iii) A nonforeign affidavit of the Seller as described in Code Section 1445(b)(2).
               (iv) A certificate dated as of the Closing Date and executed by an authorized officer of the Seller, certifying to the fulfillment of the conditions specified in Section 12.2(a) and (b) above (the “Seller Closing Certificate”).
          (e) The Seller shall have delivered to the Buyer (i) executed a Bill of Sale and Assignment substantially in the forms of Exhibit 12.2(e)(i) to this Agreement, (ii) executed Intellectual Property assignments in the form of Exhibit 12.2(e)(ii) to this Agreement, (iii) deed(s) of conveyance in the form of Exhibit 12.2(e)(iii) to this Agreement, (iv) the Assignment and Assumption Agreement, as defined below.
          (f) Additional Agreements. The Seller shall have entered into the Transition Services Agreement.
          (g) Environmental Studies. The Buyer shall have received the Final Environmental Studies as provided pursuant to Section 6.1(d); provided, however that this subsection (g) shall expire on March 12, 2010 and shall no longer have effect as a condition to Closing after such date (provided that such date shall be extended for an additional period of time equal to any period during which (i) the Seller has not complied with its covenants in Section 6.1 regarding the Environmental Studies to the extent such non-compliance causes a delay in the completion and delivery of the Final Environmental Studies, or (ii) a force majeure has caused a delay in the completion of the Final Environmental Studies) (such expiration date, as extended pursuant to this subsection (g), shall be the “Final Environmental Study Delivery Date”).
provided, however, with respect to the China Closing Date, only the following conditions, any of which may be waived by the Buyer (in whole or in part), must be satisfied,

          (h) The representations of the Seller contained in Sections 4.1, 4.2, and 4.8 with respect to Q-Tech shall be true and correct as of the China Closing Date as if made on such date and the Seller shall not have made any material change in the manner in which Q-Tech’s business is operated.
          (i) Receipt of final, unconditional approval of the Chinese Authorities for the transfer of the China Equity Capital to the Chinese Buyer, including all approvals referenced in the Equity Purchase Agreement (collectively, the “China Approval”) and such China Approval remains in full force and effect.
          (j) The Buyer shall have received resignations, in form and substance reasonably satisfactory to the Buyer, of all directors and officers of Q-Tech.
Effective as of the China Closing Date, Q-Tech shall be released hereunder from all guarantees and similar obligations with respect to the Retained Liabilities.
     Section 12.3 The Seller’s Conditions. The obligations of the Seller to consummate the transactions required to be taken or effected by it at the Closing shall be further subject to the fulfillment of only the following conditions, any of which may be waived by the Seller (in whole or in part):
          (a) All representations of the Buyer in ARTICLE V of this Agreement (disregarding all materiality and Material Adverse Effect qualifications) shall have been true and correct in all respects as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case, except for such breaches of representations and warranties that, in the aggregate, would not have a Buyer Material Adverse Effect.
          (b) The Buyer shall have performed and complied in all material respects with its covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.
          (c) No Buyer Material Adverse Effect shall have occurred since the date hereof through the Closing Date.
          (d) The Buyer shall have delivered to the Seller:
               (i) A certificate from the secretary of the Buyer certifying (A) that attached thereto is a true and complete copy of the Buyer’s certificate of formation and all amendments thereto, certified by the Secretary of State of the State of Delaware (B) that attached thereto is a true and complete copy of the operating agreement of such Buyer as then in effect, (C) that attached thereto is a true and complete copy of the resolutions adopted by the board of directors of such Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (D) as to the incumbency and signatures of any of the Buyer’s officers who shall execute documents at the Closing or who have executed this Agreement.

               (ii) Resale certificates with respect to any inventory included in the U.S. Assets as required by applicable state Law.
               (iii) A certificate of existence or comparable certificate of the Buyer from the jurisdiction of its organization.
               (iv) A certificate dated as of the Closing Date and executed by an authorized officer of the Buyer, certifying to the fulfillment of the conditions specified in Section 12.3(a) and (b) above (the “Seller Closing Certificate”)
          (e) The Buyer shall deliver to the Seller an executed Assignment and Assumption Agreement in form of Exhibit 12.3(e) to this Agreement (the “Assignment and Assumption Agreement”).
          (f) The Buyer shall have entered into the Transition Services Agreement and the Supply Agreement shall have been executed by all of the parties listed therein.
          (g) The Buyer shall have delivered to the Seller the Base Purchase Price less the China Base Purchase Price Amount;
provided, however, with respect to the China Closing Date, only the following conditions, any of which may be waived by the Seller (in whole or in part), must be satisfied:
          (h) The Buyer or the Chinese Buyer shall have delivered to the Seller the China Base Purchase Price Amount and the China Cash Payment, unless such amounts have been previously paid to the Seller pursuant to Section 1.2.
          (i) The China Approval has been obtained and remains in full force and effect.
ARTICLE XIII
INDEMNIFICATION
     Section 13.1 Survival. The representations and warranties made in this Agreement shall survive the Closing for a period of eighteen months, and shall thereupon expire, together with any right to indemnification for breach thereof, except to the extent a Valid Third Party Claim Notice or Valid Other Claim Notice (each, a “Valid Claim Notice”) shall have been given prior to such date in accordance with Section 13.3 by the party seeking indemnification (the “indemnified party”) to the party from whom indemnification is being sought (the “indemnifying party”), in which case the representation or warranty alleged in the Valid Claim Notice to have been breached shall survive, to the extent of the claim set forth in the Valid Claim Notice only, until such claim is resolved; provided, however, that (i) the representations and warranties set forth in Section 4.20 (Environmental Matters), together with any right to indemnification for breach thereof, shall survive the Closing until the fifth anniversary of the Closing Date, and (ii) the representations and warranties set forth in Section 4.1 (Organization; Good Standing), Section 4.2 (Approval), Section 4.8 (Title to Assets), Section 4.18 (Fees), the first sentence of

Section 4.19(a) (Title to Owned Real Property), Section 5.1 (Organization; Good Standing), Section 5.2 (Approval), and Section 5.8 (Fees), together with any right to indemnification for breach thereof, shall survive the Closing indefinitely, and (iii) the representations and warranties set forth in Section 4.15 (Taxes), together with any right to indemnification for breach thereof, shall survive the Closing until the expiration of the applicable statute of limitations, including any extensions thereof. The covenants and agreements contained herein shall survive the Closing for the respective periods set forth in the covenants themselves, or if not so set forth, shall survive until the expiration of the applicable statute of limitations.
     Section 13.2 Indemnification.
          (a) The Seller and the Parent, jointly and severally, shall indemnify the Buyer Parties and hold them harmless from and against any losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and disbursements, but not including internal management, administrative or overhead costs that an indemnified party incurs in connection with the administration, supervision or performance of actions required in response to a claim) (collectively, “Damages”), that are incurred or suffered by any of them (i) by reason of, or resulting from (A) the breach of any of the representations or warranties made by the Seller herein or (B) in the event of the Closing, any breach of any of the representations or warranties made by the Seller herein as though made on the Closing Date (unless such representation or warranty expressly relates to an earlier date, in which case it will be deemed made on such date), (ii) by reason of, or resulting from the failure by the Seller to perform or comply with any of its covenants or agreements herein or in any Ancillary Document, and (iii) by reason of or resulting from any failure to pay, discharge or satisfy the Retained Liabilities. For the avoidance of doubt, in the event of the Closing, each representation and warranty made by the Seller in this Agreement shall be deemed made on the Closing Date, unless such representation or warranty expressly relates to an earlier date, in which case it will be deemed to be made on such date.
          (b) Any recovery by the Buyer Parties for indemnification shall be limited as follows: (i) the Buyer Parties shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 13.3, so as to constitute a Valid Claim Notice; (ii) the Buyer Parties shall not be entitled to recover any amount for indemnification claims under Section 13.2(a)(i), except to the extent that aggregate amount of Damages for all such breaches exceeds USD 1,750,000 in the aggregate (the “Deductible”), in which event (subject to clause (iii) below) the amount that the Buyer Parties are entitled to recover in respect of such Damages in excess of the Deductible shall be payable; and (iii) the maximum amount recoverable by the Buyer Parties for indemnification claims under Section 13.2(a)(i), shall in the aggregate be equal to an amount equal to USD 30,000,000 (the “Cap”); provided that neither the Deductible nor the Cap shall apply to any breach of any representations or warranties set forth in Section 4.1 (Organization; Good Standing), Section 4.2 (Approval), Section 4.8 (Title to Assets), Section 4.15 (Taxes), Section 4.18 (Fees), and the first sentence of Section 4.19(a) (Title to Owned Real Property) as to which the Seller and the Parent will be liable in full from the first dollar. No Damages shall be included in determining whether the Deductible has been reached unless a Valid Claim Notice seeking indemnification for such Damages has been given by the Buyer to the Seller in accordance with Section 13.3. None of the limitations set forth in this Section 13.2(d) shall apply to any indemnification claims under Section 13.2(c)(ii), or Section 13.2(c)(iii).

          (c) The Buyer shall indemnify the Seller Parties and hold them harmless from and against all Damages that are incurred or suffered by them (i) by reason of, relating to or resulting from (A) the breach by the Buyer of any of the representations or warranties made by the Buyer herein or (B) in the event of the Closing, any breach of any of the representations or warranties made by the Buyer herein as though made on the Closing Date (unless such representation or warranty expressly relates to an earlier date, in which case it will be deemed made on such date), (ii) by reason of, or resulting from the failure by the Buyer to perform or comply with any of its covenants or agreements herein, or (iii) by reason of, or resulting from the failure to pay, discharge or satisfy the Assumed Liabilities. For the avoidance of doubt, in the event of the Closing, each representation and warranty made by the Buyer in this Agreement shall be deemed made on the Closing Date, unless such representation or warranty expressly relates to an earlier date, in which case it will be deemed to be made on such date.
          (d) Any recovery by the Seller Parties for indemnification pursuant to Section 13.2(c) shall be limited as follows: (i) the Seller Parties shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 13.3, so as to constitute a Valid Claim Notice; (ii) the Seller Parties shall not be entitled to recover any amount for indemnification claims under Section 13.2(c)(i), except to the extent that the amount of Damages for all such breaches exceeds the Deductible, in which event (subject to clause (iii) below) the entire amount that the Seller Parties are entitled to recover in respect of such Damages in excess of the Deductible shall be payable; and (iii) the maximum amount recoverable by the Seller Parties for indemnification claims under Section 13.2(c)(i) shall in the aggregate be equal to an amount equal to the Cap; provided that neither the Deductible nor the Cap shall apply to any breach of any representations or warranties set forth in Section 5.1 (Organization; Good Standing), Section 5.2 (Approval) and Section 5.8 (Fees), as to which the Buyer will be liable in full from the first dollar. No Damages shall be included in determining whether the Deductible has been reached unless a Valid Claim Notice seeking indemnification for such Damages has been given by the Seller to the Buyer in accordance with Section 13.3(b). None of the limitations set forth in this Section 13.2(d) shall apply to any indemnification claims under Section 13.2(c)(ii), or Section 13.2(c)(iii).
     Section 13.3 Procedures for Claims.
          (a) (i) In order for an indemnified party to be entitled to any indemnification provided for under this ARTICLE XIII in respect of, arising out of or involving a claim made by any third party, including a Governmental Authority, against the indemnified party (a “Third Party Claim”), the indemnified party must notify the indemnifying party in writing of the Third Party Claim (a “Third Party Claim Notice”) promptly following receipt by such indemnified party of written notice of the Third Party Claim, which notification, to be a valid Third Party Claim Notice, with the effect set forth in Section 13.1 and Section 13.2 (a “Valid Third Party Claim Notice”), must be accompanied by a copy of the notice of the third party claimant to the indemnified party asserting the Third Party Claim; provided, that the failure to provide such notice promptly (so long as a Valid Third Party Claim Notice is given before the expiration of the applicable period set forth in Section 13.1) shall not affect the obligations of the indemnifying party hereunder except to the extent the indemnifying party is prejudiced thereby. The indemnified party shall deliver to the indemnifying party copies of all other notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

               (ii) The indemnifying party shall have the right to defend against any such Third Party Claim (including to conduct any proceedings or settlement negotiations) with counsel of its own choosing if (A) the indemnifying party provides written notice to the indemnified party that the indemnifying party intends to undertake such defense, (B) the indemnifying party conducts the defense of the Third Party Claim actively and diligently with counsel reasonably satisfactory to the indemnified party, and (C) if the indemnifying party is a party to the Third Party Claim, the indemnified party has not determined, reasonably and in good faith, after consultation with legal counsel, that joint representation would be inappropriate because of a conflict of interest. The indemnified party shall have the right to participate in the defense of any Third Party Claim and to employ its own counsel (it being understood that, if all of the conditions set forth in clauses (A) to (C) above remain satisfied, the indemnifying party shall control such defense), at the indemnified party’s own expense. Prior to the time the indemnified party is notified by the indemnifying party as to whether the indemnifying party will assume the defense of a Third Party Claim, the indemnified party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process. If the indemnifying party shall decline to assume the defense of a Third Party Claim (or shall fail to notify the indemnified party of its election to defend such Third Party Claim) within 30 days after the giving by the indemnified party to the indemnifying party of a Valid Third Party Claim Notice with respect to the Third Party Claim or if any of the conditions set forth in clauses (A) to (C) above are no longer satisfied, the indemnified party shall defend against the Third Party Claim and the indemnifying party shall be liable to the indemnified party for all reasonable fees and expenses incurred by the indemnified party in the defense of the Third Party Claim, including the reasonable fees and expenses of counsel employed by the indemnified party, if and to the extent that the indemnifying party is responsible to indemnify for such Third Party Claim. Regardless of which party assumes the defense of a Third Party Claim, the parties agree to cooperate with one another in connection therewith. Such cooperation shall include providing records and information that are relevant to such Third Party Claim, and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent. If the indemnifying party assumes the defense of a Third Party Claim, no compromise or settlement of such claim may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no material adverse effect on the indemnified party with respect to any other claims that may be made against it, (B) the sole relief provided is monetary damages, is fully paid by the indemnifying party, and (C) the indemnified party is fully released. Notwithstanding anything in this Section 13.3(a)(ii) to the contrary, if such third party claim would give rise to Damages and less than 50% of such Damages are indemnifiable by the indemnifying party pursuant to this ARTICLE XIII because of the Deductible or the Cap, the indemnified party may elect to retain control of such defense, and the indemnifying party shall be responsible for the cost and expense of the indemnified party to the extent required pursuant to this ARTICLE XIII.

          (b) In order for an indemnified party to be entitled to any indemnification provided for under this ARTICLE XIII in respect of a claim that does not involve a Third Party Claim being asserted against such indemnified party (an “Other Claim”), the indemnified party must promptly notify the indemnifying party in writing of such Other Claim (the “Other Claim Notice”), which notification, to be a valid Other Claim Notice, with the effect set forth in Section 13.1 and Section 13.2 (a “Valid Other Claim Notice”), must certify that the indemnified party has in good faith already sustained some (though not necessarily all) or will sustain Damages with respect to such claim. The failure by any indemnified party to notify the indemnifying party promptly (so long as a Valid Other Claim Notice is given before the expiration of the applicable period set forth in Section 13.1) shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 13.2, except to the extent that the indemnifying party has been prejudiced by such failure.
          (c) Notwithstanding any other provision of this Agreement to the contrary, in respect of any Asbestos Claim, the procedures set forth in Section 13.3 of the Seller Disclosure Schedule shall apply.
     Section 13.4 Environmental Indemnification.
          (a) Notwithstanding anything to the contrary in this ARTICLE XIII, the Buyer agrees that the Buyer’s right to indemnification pursuant to Section 13.2(a) as a result of breaches of representations and warranties contained in Section 4.20 (Environmental Matters) or with respect to Retained Liabilities (but only with respect to subsections (vi) and (vii) of the definition thereof) (collectively, “Environmental Breach”), shall be the sole and exclusive remedies (including any contribution Action) of the Buyer with respect to any Environmental Matters whatsoever. Notwithstanding anything to the contrary in this ARTICLE XIII, the Seller agrees that the Seller’s right to indemnification pursuant to Section 13.2(a) with respect to Assumed Liabilities (but only with respect to subsections (x) of the definition thereof), shall be the sole and exclusive remedies (including any contribution Action) of the Seller with respect to any Environmental Matters whatsoever.
          (b) Notwithstanding any provisions herein to the contrary, in respect of any Environmental Breach for which a Valid Claim Notice has been submitted by an indemnified party, the indemnifying party shall be entitled to undertake and control all Remedial Action with respect thereto, and the indemnified party shall be entitled to participate fully in all substantive deliberations regarding the Environmental Breach and any Remedial Action with respect thereto. The Seller shall only be responsible for Remedial Actions that are required to be undertaken by an Environmental Law and only for such Remedial Action as represents the least stringent response required by an Environmental Law based on the use of the property as of the Closing Date and may include the imposition of institutional or engineering controls provided that such controls do not result in any material interference with the operation of the Business Unit as of the Closing Date. As used in this Agreement, “Remedial Action” means the defense of any Action, the investigation, removal or remediation of Hazardous Materials, and the obtaining of any Environmental Permits, all to the extent arising under, and required by, any Environmental Law.

     Section 13.5 Other Provisions.
          (a) Except for (i) claims of fraud or (ii) as otherwise expressly provided in the Ancillary Documents (and then only with respect to breaches of that Ancillary Document and not this Agreement), the indemnification provided in this ARTICLE XIII shall be the sole and exclusive remedy for breach of any representation, warranty, covenant or agreement made by the Parent, the Seller or the Buyer in this Agreement or otherwise with respect to this Agreement. Notwithstanding the foregoing, this Section 13.5(a) shall not prevent any party from pursuing remedies of specific performance or injunctive relief, declaratory judgment or any other non-monetary equitable remedies available to them under applicable Law. All amounts payable by one party in indemnification of the other shall be considered an adjustment to the Base Purchase Price.
          (b) In no event shall the Buyer, the Parent or the Seller be liable for loss of profits, diminution in value, punitive or consequential damages incurred by an indemnified party hereunder, it being understood that the Buyer, the Parent and the Seller shall only be liable for such damages (subject to the limitations on liability set forth in this ARTICLE XIII) to the extent loss of profits, diminution in value, punitive or consequential damages that are incurred or suffered by a third party and payable by the indemnified party with respect to the Third Party Claim of such third party; provided, however that for purposes of this Agreement, in the event of a breach of this Agreement by the Buyer that causes the Closing not to occur, the Seller may recover, to the extent the Seller satisfies its burden of proof of damages under applicable Law, the difference between the Purchase Price and the amount received by the Seller in a subsequent sale of the Business Unit or other appropriate measures of direct damages to compensate the Seller for the loss of the benefit of its bargain.
          (c) Upon making any payment to an indemnified party for any indemnification claim under this Agreement, the indemnifying party shall be subrogated, to the extent of such payment (an “Indemnification Payment”), to any rights which the indemnified party or its Affiliate may have against any other parties (excluding the Buyer’s and its Affiliates’ rights under any insurance policies) with respect to the subject matter underlying such indemnification claim. The indemnified party and its Affiliates shall cooperate with the indemnifying party in the pursuit of such rights and shall promptly turn over to the indemnifying party any payments (up to the amount of the Indemnification Payment) received in respect of such rights.
          (d) The amount of any Damages shall be computed net of any recoverable insurance proceeds from a third party insurance company that is not an Affiliate of the indemnified party or any of its Affiliates and any Tax benefits to be actually received by the indemnified party in connection therewith.
          (e) Notwithstanding anything herein to the contrary, the Buyer shall have no right to any indemnification under this ARTICLE XIII for any matter if the Total Net Asset Amount calculated with respect to the Closing Balance Sheet was reduced for such matter (to the extent of such reduction).

          (f) All breaches of representations or warranties shall, for purposes of calculating Damages under Section 13.2(a) and Section 13.2(c), be determined without giving effect to any qualification in the representations and warranties of the Seller, the Buyer or the Chinese Buyer as to materiality, in all material respects, Material Adverse Effect, Buyer Material Adverse Effect or words of similar effect. For the avoidance of doubt, such qualifications shall be given effect for the purposes of determining whether a breach of a representation or warranty has occurred.
          (g) The parties agree that the following matters shall be deemed, without any further action by the parties, disclosed by the Seller as exceptions to each representation in ARTICLE IV (whether or not there currently is a Seller Disclosure Schedule with respect to such a representation) for all purposes, including indemnification:
               (i) Matters arising between the date hereof and the Closing Date and, with respect to Q-Tech between the date hereof and the China Closing Date, that result from or relate to the matters set forth in subsections (a) through (g) of the definition of “Material Adverse; and
               (ii) Any action taken or not taken by the Seller at the Buyer’s request or with the Buyer’s consent, in which case the action (and such action only) shall be deemed disclosed, but the consequences of such action shall be deemed disclosed only to the extent disclosed to the Buyer prior to undertaking such action;
               (iii) Consequences of the Seller’s or Q-Tech’s inability to enter into a transaction as a result of the Buyer’s withholding of a consent requested of the Buyer pursuant to Section 6.2.
          (h) In the event of Closing, then as of the China Closing Date, Q-Tech hereby releases the Seller and its Affiliates from any and all claims, debts, liabilities, and causes of action, of whatever kind or nature, known or unknown and the Seller and its Affiliates releases Q-Tech from any and all claims, debts, liabilities, and causes of action, of whatever kind or nature, known or unknown, in each case, except for Intercompany Trade Accounts Payable and Intercompany Trade Accounts Receivable.
ARTICLE XIV
TERMINATION
     Section 14.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written consent of the Seller, the Parent and the Buyer;
     (b) by any of the Seller, the Buyer or the Parent: (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (excluding with respect to the purchase and sale of the China Equity Capital) and such order, decree, ruling or other action shall have become final and non-appealable (any such order, decree, ruling or other action, a “Final Order”); provided that the party seeking to terminate this Agreement shall have used all reasonable best efforts to challenge such order, decree, ruling or other action; or (ii) if the Effective Time shall not have occurred on or before June 18, 2010 (the “Outside Date”), provided, that, a party may not terminate this Agreement pursuant to this Section 14.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time, provided, however, that the Outside Date shall be extended day-by-day for each day during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby (excluding with respect to the purchase and sale of the China Equity Capital), provided further, however, that the Outside Date shall not be extended past August 18, 2010;
     (c) by the Seller, if the Buyer breaches any provision of this Agreement, including a failure to perform a covenant or a misrepresentation (disregarding all materiality and Buyer Material Adverse Effect qualifications), and such breach or misrepresentation both (i) remains uncured for a period of 30 days after the Buyer receives written notice of such breach, and (ii) would, or would likely constitute a Buyer Material Adverse Effect;
     (d) by the Buyer, if the Seller breaches any provision of this Agreement, including a failure to perform a covenant or a misrepresentation (disregarding all materiality and Material Adverse Effect qualifications), and such breach or misrepresentation both (i) remains uncured for a period of 30 days after the Seller receives written notice of such breach, and (ii) would, or would likely constitute a Material Adverse Effect;
     (e) by the Buyer at any time a Material Adverse Effect exists;
     (f) by the Seller at any time a Buyer Material Adverse Effect exists; or
     (g) by the Buyer, if the Seller exercises its right to cap the Seller’s obligation for the costs and expenses of the Response Action as provided in this Section 14.1(g). The Seller shall have the right to limit its obligation to pay all costs and expenses associated with the Response Actions to an aggregate amount of USD 5,000,000, by providing the Buyer with a written notice to that effect at least five (5) Business Days prior to the Closing Date; provided, however, that the Seller shall be afforded ten (10) Business Days from the delivery of the Final Environmental Studies to the Seller prior to the exercise of its right under this Section 14.1(g); provided further, (i) if the Seller is unable to, or otherwise does not, give at least five (5) Business Days notice as provided in this Section, the Closing Date, at the election of the Buyer, shall be postponed so as to permit no less than five (5) Business Days between the date of such notice and the Closing Date, and (ii) the Closing Date shall be postponed, as necessary, to provide the Seller such ten (10) Business Day period after delivery of the Final Environmental Studies.

     Section 14.2 Procedure and Effect of Termination. In the event of a termination of this Agreement by any party pursuant to Section 14.1:
     (a) The terminating party shall give prompt written notice thereof to the other parties, and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto;
     (b) All further obligations of the parties hereunder shall terminate, except that the obligations in Sections 6.5 (Confidentiality; No Hire), 15.3 (Public Announcements), 15.8 (Governing Law) and 15.12 (Expenses) hereof shall survive;
     (c) All filings, applications and other submissions relating to the transactions contemplated herein shall, to the extent practicable, be withdrawn from the agency or other Person to which made; and
     (d) In the event of the termination of this Agreement as provided in Section 14.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (except as set forth in Section 14.2(b)) shall forthwith become null and void, and there shall be no liability on the part of the Seller, the Buyer and the Parent; provided, however, that nothing in this Section 14.2 shall relieve any party from liability for any breach (occurring prior to any such termination) of any of the covenants, representations or agreements set forth in this Agreement.
     (e) To the extent that the Seller notifies the Buyer in writing no less than five (5) Business Days prior to the Closing Date of the existence of a Material Adverse Effect (describing the Material Adverse Effect in reasonable detail) and the Seller qualifies its representations and warranties therein by stating that such Material Adverse Effect has occurred (which would cause one of the Buyer’s conditions to close the transactions contemplated hereby not to be fulfilled and would give the Buyer the right to terminate this Agreement pursuant to Section 14.1(c)) and the Buyer nonetheless closes the transactions contemplated hereby, then, the Buyer may not seek indemnification hereunder with respect to such Material Adverse Effect; provided, however, that if the Seller is unable to, or otherwise does not, give at least five (5) Business Days notice as provided in this Section the Closing Date, at the election of the Buyer, shall be postponed so as to permit no less than five (5) Business Days between the date of such notice and the Closing Date.
     (f) None of the parties hereto may rely on the failure of any condition to its obligation to consummate the transaction contemplated hereby set forth in Section 12.1, 12.2 or 12.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its efforts required of such party herein to consummate the transactions hereby.

ARTICLE XV
MISCELLANEOUS
     Section 15.1 Amendments. The Buyer, the Parent and the Seller may only amend, modify or supplement this Agreement in such manner as may be agreed upon by all of them in writing signed by an authorized officer of such party.
     Section 15.2 Waivers. The Buyer, the Parent and the Seller may only extend the time for, or waive the performance of, any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Agreement in writing signed by an officer of such party.
     Section 15.3 Public Announcements; Confidentiality.
          (a) None of the parties shall make, issue or release any oral or written public announcement or statement concerning, or acknowledge the existence of, or reveal the terms, conditions and status of, the transactions contemplated by this Agreement, without the other parties’ prior written approval of, and concurrence in, the contents of such announcement, acknowledgment or statement, except as such announcement, statement or acknowledgement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the announcement, statement or acknowledgement shall give the other party notice in advance of such issuance.
          (b) On and after the Closing, the Parent and the Seller will, and will cause each of their Affiliates (other than Q-Tech) to hold in confidence (to the extent not prohibited by applicable Law) all confidential information concerning the Buyer and its Affiliates (regarding information received in connection with the transactions contemplated by, or otherwise pursuant to, this Agreement and the Ancillary Documents), Q-Tech, the U.S. Assets or the Business Unit (other than information related solely to the Retained Liabilities and the Excluded Assets), except to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Seller or its Affiliates in breach hereof, or (ii) becomes available to the Seller or its Affiliates on a non-confidential basis from a source other than the Buyer that is not known by the Seller or its Affiliate to be bound by a confidentiality agreement or other obligation of secrecy to the Buyer. Notwithstanding the foregoing, unless otherwise required by applicable Law, in the event the Seller or its Affiliates receives a request to disclose all or any part of such information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, the Seller agrees to (i) promptly notify the Buyer of the existence, terms and circumstances surrounding such a request, so that the Buyer may seek an appropriate protective order (at the Buyer’s cost) and/or consent to a waiver of the Seller or its Affiliates’ compliance with the provisions of this agreement, and (ii) if disclosure of such information is required, to exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the Buyer so designates, at the Buyer’s cost. The provisions of this Section 15.3(b) shall expire on the date that is four (4) years after the date hereof.

     Section 15.4 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy (with an appropriate acknowledgment of receipt) or five days after sending by registered or certified mail, postage prepaid, as follows:
     If to the Buyer, to:
c/o Atlas Copco North America LLC
Office of the General Counsel
Attn: Nicholas J. Spinelli, Esq.
34 Maple Avenue
P.O. Box 2028
Pine Brook, New Jersey 07058
Telecopy Number: (973) 439-3499
with a copy to:
LeClairRyan
Attn: Lee A. Albanese, Esq.
One Riverfront Plaza
1037 Raymond Boulevard, 16th Floor
Newark, New Jersey 07102
Telecopy Number: (973) 491-3408
     If to the Seller, to:
EnPro Industries, Inc.
5605 Carnegie Blvd.
Charlotte, NC 28209
Attention: General Counsel
Telecopy Number: 704-731-1511
with a copy to:
Robinson, Bradshaw & Hinson, P.A.
101 N. Tryon Street, Suite 1900
Charlotte, NC 28246
Attention: Robert S. McLean
Telecopy Number: (704) 373-3963
or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein.
     Section 15.5 Entire Agreement. The Seller Disclosure Schedule and the Buyer Disclosure Schedule and Exhibits hereto are incorporated into this Agreement by reference. This Agreement, the Seller Disclosure Schedule, the Buyer Disclosure Schedule, the Exhibits, the Ancillary Documents and the Confidentiality Agreement hereto embody the entire agreement between and among the parties and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between or among the Buyer and the Seller or between or among any agents, representatives, parents, subsidiaries, Affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof, are merged herein and replaced hereby. The letter of intent between the Parent and the Buyer dated November 18, 2009, is hereby terminated and all rights and obligations thereunder are hereby released.
     Section 15.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.
     Section 15.7 Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties. Notwithstanding the preceding sentence, (a) the Buyer may assign its rights in this Agreement as collateral security to its respective lender, (b) the Buyer may assign its rights in this Agreement on or after the Closing, to any purchaser of substantially all of the assets of the Business Unit or equity interests (whether by operation of Law or in connection with a merger or consolidation or otherwise) of the Buyer or the Business Unit, and (c) any party may assign any or all of its rights under this Agreement to any Affiliate of such party, provided that such assignment shall not operate to release the assigning Person from its obligations hereunder. In the event that any assignment is made, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, shall be deemed to confer upon any other Person, including without limitation employees of the Business Unit, any rights or remedies under, or by reason of, this Agreement.
     Section 15.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws. Service of process upon any party shall be deemed, in every respect, effective upon such party if made by prepaid registered or certified mail, return receipt requested, or if personally delivered against receipt to the address set forth in Section 15.4 or to such other address as a party may designate in writing to the others. Any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought in any court of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.
     Section 15.9 Headings; Definitions. The Section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Wherever in this Agreement words indicating the plural number appear, such words shall be considered as words indicating the singular number and vice versa where the context indicates the propriety of such use.
     Section 15.10 Construction. References to “applicable” Law or Laws with respect to a particular Person, thing or matter will include only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the United States or the foreign Governmental Authority, as applicable. Reference to any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the United States be deemed to include what most nearly approximates in that jurisdiction to the United States legal term and any United States statutory provision will be construed so as to include equivalent or analogous laws of any other relevant jurisdiction. Unless the context requires otherwise, the words “include,” “including” and variations thereof mean “including, without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular Section or Article in which such words appear. The parties acknowledge that they and their attorneys have reviewed this Agreement and have had the opportunity to negotiate fully all of its provisions, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
     Section 15.11 Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     Section 15.12 Expenses. Except as otherwise specifically provided herein, each of the parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided that, for purposes of clarification, the Buyer shall pay filing fees associated with filings related to the transactions contemplated hereby under the HSR Act. A party in breach of this Agreement shall indemnify and hold harmless the other party from and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.
     Section 15.13 Time of Essence. Time is of the essence with respect to this Agreement.
     Section 15.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 15.15 Currency. Unless otherwise expressly indicated, all references to dollar amounts (including USD) in this Agreement are expressed in U.S. dollars.

     Section 15.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
ARTICLE XVI
DEFINITIONS
     Section 16.1 Definitions.
          (a) “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.
          (b) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person; provided that in no event shall the Buyer or the Business Unit (after the Closing) be treated as Affiliates of any Seller, nor shall any Person directly or indirectly controlled by either the Buyer or the Business Unit (including its officers, directors and employees) as a result of such Person’s relationship with such Buyer or the Business Unit be treated as an Affiliate of any Seller. For this purpose, “control” means the power to direct the management of a Person through the ownership of securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          (c) “Air Perfection Employees” means James Morgan and Steven Stahl.
          (d) “Air Perfection Escrow Agreements” means the (i) Escrow Agreement-Management Retention Account dated as of May 23, 2008 between the Seller, First Northern Bank, Air Perfection, Inc. and James Morgan and (ii) Escrow Agreement-Management Retention Account dated as of May 23, 2008 between the Seller, First Northern Bank, Air Perfection, Inc. and Steven Stahl.
          (e) “Air Perfection Indemnity Claim” means any claim of the Seller for indemnity relating to the net asset value purchase price adjustment and accounts receivable guaranty provisions included in the Air Perfection Purchase Agreement
          (f) “Air Perfection Purchase Agreement” means the Agreement of Purchase and Sale of Assets dated May 23, 2008 between Air Perfection, Inc., the Seller, James Morgan and Steven Stahl.
          (g) “Ancillary Documents” means the Supply Agreement, the Transition Services Agreement, the Equity Purchase Agreement, the Seller Closing Certificate and the Buyer Closing Certificate and the other agreements to be delivered pursuant to ARTICLE XII.

          (h) “Asbestos Claim” means any Third-Party Claim against any Buyer Party alleging that such Person has liability for death, bodily injury or illness resulting from exposure to asbestos or asbestos-containing materials contained in any product manufactured or sold by the Business Unit prior to the Closing Date, including the Business Unit as operated by (a) the Seller or any of Seller’s Affiliates, or (b) any predecessor in interest to any business now or previously operated by the Seller or any of the Seller’s Affiliates.
          (i) “Assumed Liabilities” means all liabilities and obligations (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due) of the Seller and its Affiliates to the extent they relate to, arise or have arisen out of or are related to the conduct of the business of the Business Unit at, prior to or after the Closing and are not Retained Liabilities (provided that all obligations of Q-Tech shall remain obligations of Q-Tech). For purposes of clarification and example, if a liability relates 80% to the Business Unit and 20% not to the Business Unit, then the liability shall be an Assumed Liability to the extent of such 80% relationship. Assumed Liabilities include without limitation:
          (i) All liabilities and obligations incurred by the Seller in the conduct of the business of the Business Unit;
          (ii) All liabilities and obligations of the Seller under Governmental Orders and under Contracts included in the U.S. Assets regardless of when such liabilities and obligations arose;
          (iii) All liabilities and obligations arising out of, resulting from or relating to Actions, whether founded upon negligence, breach of warranty, strict liability in tort and/or other similar legal theory, seeking compensation or recovery for or relating to injury to a Person or damage to property arising out of a defect or alleged defect of a Product (excluding specifically those set forth in the definition of Retained Liability);
          (iv) All warranty liabilities and obligations to repair or service any Products sold prior to, at or following the Closing;
          (v) All liabilities and obligations arising out of the Buyer’s obligations under this Agreement;
          (vi) Any wages, compensation, vacation or sick pay to Employees, including federal, state, provincial and local Income Tax withholding, Social Security Tax contributions (by both the Seller and Employees) and unemployment Tax contributions with respect to wages and compensation, earned on or prior to the Closing Date.
          (vii) All liabilities and obligations with respect to all incurred but not reported claims as well as all reported workers’ compensation claims and short term disability claims of Employees.
          (viii) All liabilities and obligations with respect to all incurred but not reported claims as well as all reported claims under the health, surgical, dental and other welfare benefit plans covering Employees, to the extent, as a result of the Seller’s ordinary course of business (consistent with past practices), any of the foregoing remain unpaid as of the Closing Date;
          (ix) Any ad valorem Taxes to the extent reflected as a liability on the Closing Date Balance Sheet;
          (x) All liabilities and obligations arising out of, resulting from or relating to Environmental Law, Environmental Matters or Hazardous Materials that are not Retained Liabilities;
          (xi) All liabilities and obligations arising out of, resulting from or relating to Actions against the Seller with respect to the Business Unit, excluding only any Actions which are Retained Liabilities;
          (xii) All liabilities under outstanding guarantees of the Seller and any of their Affiliates with respect to obligations of the Business Unit (except to the extent the underlying obligation constitutes a Retained Liability), to the extent such underlying obligation relates to another Assumed Liability;
          (xiii) Any other liabilities and obligations in the nature of torts, violations of law or breaches of contract occurring on, prior to or after the Closing in respect of the Business Unit, except for Retained Liabilities;
          (xiv) All obligations under the Retention Agreements; and
          (xv) obligations under the Air Perfection Purchase Agreement.
in each case, excluding only the Retained Liabilities.
          (j) “Business Day” means a day other than a Saturday or a Sunday or any other day on which commercial banks in Charlotte, North Carolina are generally closed for business.
          (k) “Business Unit” means the Quincy business unit as currently operated and conducted by the Seller and Q-Tech, including, without limitation, under the trade names “Quincy”, “Ortman”, “Air Perfection”, “Air Science Engineering” and “Q-Tech” and, including, without limitation, the operations with respect to the design, manufacture, marketing and sale and servicing (including system audits) of air compressors, vacuum pumps, air treatment products, gas compressors and cylinders, as well as the marketing and sale of dryers and filters, excluding for purposes of clarification, the Seller’s CPI (Compressor Products International) business.
          (l) “Buyer Parties” means each of the Buyer and the Buyer’s Affiliates and each of their respective employees, agents, officers, directors and shareholders.
          (m) “Cash” means the amount of cash and cash equivalents held in the bank accounts of the Seller in respect of the Business Unit as of the Closing, including checks or drafts received by the Seller or an Affiliate for which the Seller or an Affiliate has not received funds on or prior to the Closing Date, certificates of deposit, deposits, marketable securities and the proceeds of accounts receivable paid prior to the Closing Date as well as any bank accounts.
          (n) “China” means the People’s Republic of China.
          (o) “Chinese Buyer” means Atlas Copco (China) Investment Company Ltd.
          (p) “China Closing Date” means the date on which the China Equity Capital is transferred to the Chinese Buyer, or the date the assets and liabilities of Q-Tech are transferred to Chinese Buyer in accordance with Section 7.4.
          (q) “China Equity Capital” means all of the interest in the registered capital of Q-Tech.
          (r) “China Leased Property” means the real property described in Section 16.1(r) of the Seller Disclosure Schedule.
          (s) “China Outside Date” means the first anniversary of the date of this Agreement (extended for an additional period of time equal to any period during which the Seller has not complied with its covenants contained in this Agreement regarding the transfer of the China Equity Capital to the Buyer and the obtaining of the China Approval).
          (t) “Chinese Authority” means the relevant Ministry of Commerce and Administration for Industry and Commerce in China which are responsible for the approval and registration of the transfer of Q-Tech’s China Equity Capital.
          (u) “Code” means the Internal Revenue Code of 1986, as amended.
          (v) “Employees” means all U.S. Employees and all internationally-based employees of the Seller and its Affiliates whose services are primarily dedicated to the Business Unit (other than Q-Tech), but excluding the Retained Employees.
          (w) “Encumbrance” means any security interest, pledge, mortgage, lien (including environmental and Tax liens), charge, encumbrance, easement, deed of trust, right of way, encroachment, license to third parties, adverse claim, option or other right to acquire an interest, right of first refusal, or other restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
          (x) “EnPro Credit Agreement” means the Amended and Restated Loan and Security Agreement, dated April 26, 2006 by and among Coltec Industries Inc, Coltec Industrial Products LLC, Garlock Sealing Technologies LLC, GGB LLC, Corrosion Control Corporation and Stemco LP, as Borrowers; EnPro Industries, Inc., as Parent; QFM Sales and Services, Inc., Coltec International Services Co, Garrison Litigation Management Group, Ltd., GGB, Inc., Garlock International Inc, Stemco Delaware LP, Stemco Holdings, Inc., Stemco Holdings Delaware, Inc. and Garlock Overseas Corporation, as Subsidiary Guarantors; the various financial institutions listed on the signature pages thereof, as Lenders; Bank of America, N.A., as Agent and Issuing Bank; and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.

          (y) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (z) “ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Seller within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Seller under Section 414(o) of the Code, or is under “common control” with the Seller, within the meaning of Section 4001(a)(14) of ERISA.
          (aa) “ERISA Plan” means a Benefit Plan (other than a Multiemployer Plan as defined in 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.
          (bb) “Excluded Assets” means the following assets, in each case, to the extent not included on the Closing Date Balance Sheet:
          (i) Cash of the Seller;
          (ii) Any capital stock or other equity interests of any Person, other than the China Equity Capital, and such capital stock or other equity interest that does not relate to the Business Unit;
          (iii) Any rights relating to any Intercompany Obligations, other than Intercompany Trade Accounts Payable and Intercompany Trade Accounts Receivable;
          (iv) Any assets of the Seller or its Affiliates not primarily related to or used primarily by the Business Unit prior to the Closing;
          (v) Copies of any books and records relating to the Business Unit that either the Seller or any of its Affiliates is required to retain under applicable Law;
          (vi) Any prepaid expenses or other prepaid assets not reflected on the Closing Balance Sheet (but only to the extent not assignable to the Buyer because the Contract under which such prepayment is made is not assignable to the Buyer);
          (vii) All current and deferred United States and China federal, state, provincial and local Tax assets and refunds (including interest) arising out of the conduct of the Business Unit prior to the Closing;
          (viii) All Insurance Policies (including property insurance relating to, but not owned by, Q-Tech, but excluding any liability insurance of Q-Tech) and any rights of the Seller or any of their Affiliates with respect thereto, except for rights under Insurance Policies for claims that relate to Q-Tech and its operations prior to the China Closing Date and subject to the terms of the Transition Services Agreement, subsequent to the China Closing Date;

          (ix) All assets related to selling, general and administrative services afforded to the Business Unit by the Parent or its Affiliates, including any site license for the corporate financial reporting system, or held by the Parent at the corporate level and not necessary to the conduct of the Business Unit or used to provide services to Buyer pursuant to the Transition Services Agreement;
          (x) All rights of the Seller arising under this Agreement and the Ancillary Documents;
          (xi) All rights of the Seller arising under the Union Contract and the Contracts set forth on Section 16.1(bb)(xi) of the Seller Disclosure Schedule (the “Excluded Contracts”);
          (xii) All assets, whether or not used in the conduct of the Business Unit, which are identified as Excluded Assets on Section 16.1(bb)(xii) of the Seller Disclosure Schedule;
          (xiii) Except (i) as specifically provided in ARTICLE X, and (ii) for assets related to Benefit Plans covering current or former employees of Q-Tech, assets of any Benefit Plan sponsored, maintained or contributed to by the Seller or any ERISA Affiliates of the Seller;
          (xiv) All rights under the Union Pension Plan;
          (xv) Any non-assignable Permits and Environmental Permits;
          (xvi) All rights, causes of action and claims that may be asserted against third parties arising out of any of the Excluded Assets described in subparagraphs (i) through (xv) hereof or any of the Retained Liabilities, including any rights to reimbursement from third parties for damages, fees or expenses; and
          (xvii) All Intercompany Rights, other than the Intercompany Trade Accounts Receivable;
          (xviii) The Air Perfection Escrow Agreements but only to the extent of the Seller’s rights therein pursuant to Section 8.5;
          (xix) The Air Perfection Indemnity Claims; and
          (xx) The Company-wide Contracts.
          (cc) “Funded Debt” means the principal of and accrued interest (if any) owed by the Seller, the Parent or their Affiliates with respect to the Business Unit for money borrowed or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, and any applicable prepayment, breakage or other premiums, fees or penalties), including indebtedness evidenced by any note, bond, debenture or other debt security, bank overdrafts to the extent not included in accounts payable, any obligations with respect to the termination of any interest rate hedging or swap agreements, and the obligations of the Seller under the EnPro Credit Agreement; provided, however, that Funded Debt shall not include (i) any Intercompany Obligations, (ii) any amounts in the nature of trade payables, or (iii) capital lease obligations.
          (dd) “GAAP” means U.S. generally accepted accounting principles.
          (ee) “Governmental Approval” means the required filings with, notice to, consent or approval of, any Governmental Authority.
          (ff) “Governmental Authority” means any United States federal, state, provincial or local or any foreign government, governmental, regulatory or administrative authority, instrumentality, agency or commission or any court, tribunal, judicial or arbitral body.
          (gg) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          (hh) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.
          (ii) “HSR Commitment” means the sum of (a) the aggregate amount of out-of-pocket expenses incurred by the Buyer (including, without limitation, fees for attorneys’ and other experts) after the date hereof in connection with resolving any objections asserted by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any anti-trust Law or in obtaining HSR Act clearance, plus (b) the sales as determined on a trailing twelve month basis prior to the date hereof of (i) any business (or portion thereof) or product line of the Buyer which is required to be divested pursuant to Section 6.3(d), or (ii) any business (or portion thereof) of the Business Unit which is required to be excluded from the sale to the Buyer pursuant to Section 6.3(d) (without any reduction to the Purchase Price payable to the Seller), in each case in order to obtain the relevant approvals under the HSR Act to consummate the transactions contemplated by this Agreement.
          (jj) “Hired Employee” means an Employee hired by the Buyer as of the Closing.
          (kk) “Income Taxes” means any federal, state, provincial or local income, capital, alternative minimum and franchise or other similar Tax, duty, governmental charge or assessment imposed by or on behalf of a Governmental Authority that is based on or measured by income or capital (including interest and penalties on any of the foregoing).
          (ll) “Intellectual Property” means:
          (i) All inventions (whether patentable or unpatentable and whether or not reduced to practice), and all United States and foreign patents and patent applications with respect to such inventions;
          (ii) All United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations,

derivations and combinations and including all associated goodwill, and all applications, registrations and renewals thereof;
          (iii) All copyrights in works of authorship, and all applications for copyright registration, copyright registrations and renewals;
          (iv) All mask works and all applications, registrations and renewals in connection therewith;
          (v) All trade secrets and confidential business information (including proprietary ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, patterns, industrial designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);
          (vi) All domain names and computer software (including data and related documentation); and
          (vii) All other proprietary rights.
          (mm) “Intercompany Obligations” means all accounts or other payables owed by the Seller to an Affiliate of the Seller as of the Closing Date in connection with the operation of the Business Unit, other than Intercompany Trade Accounts Payable.
          (nn) “Intercompany Rights” means all accounts or other payables owed to the Seller by any Affiliate of the Seller as of the Closing Date in connection with the operation of the Business Unit, other than the Intercompany Trade Accounts Receivable.
          (oo) “Intercompany Trade Accounts Payable” means all trade accounts payable owed by the Seller or Q-Tech as of the Closing Date in connection with the operation of the Business Unit to any Affiliate of the Seller, in the case of the Seller, or of Q-Tech, in the case of Q-Tech, for goods and services purchased or sold in the ordinary course, but only to the extent included on the Closing Balance Sheet.
          (pp) “Intercompany Trade Accounts Receivable” means all trade accounts receivable owed to the Seller or Q-Tech in connection with the operation of the Business Unit by any Affiliate of the Seller, in the case of the Seller, or of Q-Tech, in the case of Q-Tech, for goods and services purchased or sold in the ordinary course, but only to the extent included on the Closing Balance Sheet.
          (qq) “knowledge” of the Seller or “the Seller’s knowledge” means the actual knowledge of (a) the individuals listed on Section 16.1(qq) of the Seller Disclosure Schedule and (b) all of the lawyers in the legal department of the Parent.
          (rr) “Law” means any federal, state, local, provincial or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

          (ss) “Leased Property” means the China Leased Property and the U.S. Leased Property.
          (tt) “Material Adverse Effect” means any change, event, occurrence or state of facts which individually or when taken together has had or is reasonably likely to (i) have a material adverse effect on the business, properties, assets, results of operations or financial condition of the Business Unit, taken as a whole, or (ii) have a material adverse effect on the ability of the Seller or Parent to perform its obligations under this Agreement and the Ancillary Documents (other than Governmental Approvals required under the HSR Act, approval of the transfer of China Equity Capital by the relevant China authorities and as set forth in Section 4.3 of the Seller Disclosure Schedule), but excluding any effect resulting from or relating to (a) general political or economic conditions, general financial and capital market conditions (including changes in currency or interest rates or commodity prices) or general effects on any of the industries in which the Business Unit is engaged, or, in each case, any changes therein (including as a result of (i) geopolitical conditions, including an outbreak or escalation of hostilities involving the United States, China or any other country or the declaration by the United States, China or any other country of a national emergency or war, or (ii) the occurrence of any other natural disaster, calamity or crisis (including any act of terrorism)), (b) any change or effect as a result of a decline in the industries in which the Business Unit operates, (c) any changes in Law, GAAP or any authoritative interpretations thereof of general application, (d) the execution and delivery of this Agreement or the public announcement or the becoming public of the transactions contemplated by this Agreement, (e) any change in the financial condition or results of operation of the Business Unit caused directly by the pending sale of the Business Unit to the Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Business Unit with employees (including union employees and including with respect to the Union Contract), labor unions, distributors, customers, suppliers or partners, (f) any action taken or failed to be taken by the Seller or any of its Affiliates or representatives at the request of the Buyer or that is required or contemplated by this Agreement, or (g) seasonal reductions in revenues and/or earnings of the Business Unit in the ordinary course of business.
          (uu) “Owned Real Property” means the real property described in Section 16.1(uu) of the Seller Disclosure Schedule and all improvements thereon.
          (vv) “Permitted Encumbrances” means (i) statutory liens for Taxes (including Tax assessments) not yet delinquent or the validity of which are being contested in good faith by appropriate Proceedings with appropriate reserves that are required by the terms of this Agreement to be reflected on the Closing Balance Sheet; (ii) mechanics’, carriers’, workers’, repairmen’s and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable; (iii) all matters that would be shown by a current (as of the date of this Agreement), accurate survey of the Owned Real Property and those Encumbrances that would be disclosed on a current, accurate title report of the Owned Real Property and any reservations or exceptions in the original grant of any Owned Real Property contained in a document duly recorded in the real estate records relating to such Owned Real Property; (iv) statutory liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, or other forms of governmental insurance or benefits; (v) easements, covenants, conditions, rights of way, encroachments, reservations, restrictions and similar matters or conditions affecting or burdening the Owned Real Property which do not materially interfere with the beneficial use and enjoyment of such Owned Real Property or the ingress thereto or egress therefrom as currently used in connection with the Business; (vi) zoning, building, fire, health, environmental and pollution control Laws, ordinances, rules and safety regulations and other similar legal requirements which do not materially interfere with the beneficial use and enjoyment of such Owned Real Property or the ingress thereto or egress therefrom as currently used in connection with the Business; and (vii) acts done, or suffered to be done by, and judgments against, the Buyer or any of its Affiliates (excluding Q-Tech) and those claiming by, through or under the Buyer or any of its Affiliates (excluding Q-Tech).
          (ww) “Person” means any individual, partnership, firm, corporation, association, trust, limited liability company, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
          (xx) “Products” means all goods, materials and products developed, manufactured or distributed by the Business Unit.
          (yy) “Q-Tech” means Kunshan Q-Tech Air System Technologies Ltd., a wholly foreign owned enterprise established in Kunshan, China.
          (zz) “Retained Employees” means those employees of the Seller listed in Section 16.1(zz) of the Seller Disclosure Schedule and those employees of the Seller with respect to the Business Unit on long term medical disability leave as of the Closing Date.
          (aaa) “Retained Liabilities” means the following liabilities and obligations of the Seller:
          (i) All of the Seller’s obligations under this Agreement or the Ancillary Documents;
          (ii) Intercompany Obligations, other than Intercompany Trade Accounts Payable;
          (iii) Except as set forth in Section 9.3, all liabilities for current and deferred United States or China federal, state, provincial and local Taxes of the Seller for any period prior to the Closing, other than ad valorem Taxes accrued on the Closing Balance Sheet;
          (iv) Funded Debt;
          (v) All liabilities, obligations, including defense costs, resulting from, or relating to, Asbestos Claims;
          (vi) All liabilities and obligations related to any Hazardous Material located at, on, or under any facility or real property formerly owned or leased by the Seller or any of its Affiliates or predecessors with respect to the Business Unit;

          (vii) the Environmental liabilities described in Section 16.1(aaa)(vii) of the Seller Disclosure Schedule and the Interim Period Environmental Issues;
          (viii) All liabilities and obligations related to or arising out of Excluded Assets;
          (ix) All liabilities and obligations arising in connection with the employment by the Seller of any Retained Employee, including unpaid wages, compensation, vacation, sick pay, Income Tax withholding, Social Security Tax contributions, unemployment Tax contributions, employment insurance contributions (by both the Seller and Retained Employees), unemployment Tax contributions with respect to same, workers’ compensation claims, long and short term disability claims and claims under the health, surgical, dental and other welfare benefit plans covering such Retained Employees;
          (x) All liabilities and obligations under the Union Pension Plan;
          (xi) All liabilities and obligations with respect to Employees of the Business Unit who are retired on the Closing Date;
          (xii) All obligations under the EnPro Industries, Inc. Annual Performance Plan, the EnPro Industries, Inc. Long Term Incentive Plan and any other Seller Benefit Plans that are pension plans, equity based plans or, to the extent such obligations relate to employees other than Business Unit Employees, any other ERISA Plans;
          (xiii) All Actions and other litigation pending before a Governmental Authority against the Seller or against Q-Tech on the Closing Date, including, without limitation, those set forth in Section 4.11 of the Seller Disclosure Schedules;
          (xiv) All liabilities under the Union Contract;
          (xv) All liabilities of the Seller for Taxes that are not Assumed Liabilities;
          (xvi) Any liability or obligation resulting from any product liability Action claimed or commenced against the Buyer or its Affiliates based on a claim alleging injury to person or property by a product sold by the Business Unit prior to the Closing; but only to the extent the injury to person or property giving rise to such Action occurred prior to the Effective Time; and
          (xvii) Any liabilities for the payment of retention amounts relating to the Air Perfection Escrow Agreements as set forth in Section 8.5.
     Notwithstanding the foregoing, no liability or obligation of Q-Tech shall be a Retained Liability.

          (bbb) “Retention Agreement” means the Retention Agreements between the Seller and the individuals listed in Section 16.1(bbb) of the Seller Disclosure Schedule entered into on or about December 9, 2009.
          (ccc) “Retirement Program” means the Retirement Program for Employees of EnPro Industries, Inc.
          (ddd) “Seller Parties” means the Seller and the Seller’s Affiliates and each of their respective employees, agents, officers, directors and shareholders.
          (eee) “Subsidiaries” means, with respect to any Person, any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such Person.
          (fff) “Taxes” means all federal, state, local, foreign and provincial income, capital gains, gross receipts, profits, property, transfer, sales, use, mercantile, value added, capital, capital stock, franchise or other taxes, including estimated taxes relating thereto and any interest and penalties imposed thereon.
          (ggg) “Tax Period” means the results of operations for taxable years or any other period treated as a taxable year.
          (hhh) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          (iii) “Transferred Intellectual Property” means all of the rights of Seller and Q-Tech in that Intellectual Property that is owned, used or held for use by the Seller or Q-Tech primarily in the conduct of the business of the Business Unit.
          (jjj) “Union Contract” means the Agreement by and between the Quincy Compressor Division of Seller District No. 9 and Lodge No. 822 International Association of Machinists and Aerospace Workers, Quincy, Illinois, effective as of June 2, 2007, as amended.
          (kkk) “Union Pension Plan” means the pension plan between Quincy Compressor Division (Division of Coltec Industries Inc.) and Lodge 822 of the International Association of Machinists and Aerospace Workers.
          (lll) “U.S. Assets” means, subject to Section 1.3, all assets, properties, rights and privileges used or held for use by the Seller in the conduct or operation of the business of the Business Unit, including all of the Seller’s rights, title and interests in and to the following assets primarily used or held for use by the Seller in its conduct or operation of the business of the Business Unit as of the Closing:
          (i) All notes and accounts receivable, including Intercompany Trade Accounts Receivable;

          (ii) All deposits and prepaid and similar items, including all prepaid expenses, advance payments, employee travel and expense advances and other prepaid items, all to the extent assignable to the Buyer (which items, if not assignable because the applicable Contract under which such prepayment arises is not assignable, will be deemed to be Excluded Assets);
          (iii) All inventories, wherever located, including inventories of raw materials, finished goods, parts, operating supplies, work-in-process, and packaging;
          (iv) The Owned Real Property and the Seller’s leasehold interest in the U.S. Leased Property;
          (v) All owned or leased personal property, including all machinery and equipment, supplies, packaging, materials, tools, patterns and tooling, trade fixtures, computer equipment and systems, software, materials, furniture, and office equipment;
          (vi) The owned or leased automobiles, trucks, or other vehicles;
          (vii) All supplier lists and all Contracts for the purchase of goods or services, including all such items relating to the purchase of capital assets, products and supplies;
          (viii) All customer lists and all Contracts for the sale of Products and services;
          (ix) All Contracts, including all leases (whether or not capitalized) including those listed on Section 4.19(b) of the Seller Disclosure Schedule, licenses, conditional sale or title retention agreements and guarantees;
          (x) All Actions and all rights under indemnities, representations, warranties and guarantees made by suppliers, manufacturers, contractors or other third parties related to the U.S. Assets or Assumed Liabilities and the right to collect damages or proceeds in connection therewith;
          (xi) All Transferred Intellectual Property;
          (xii) All Permits and Environmental Permits to the extent assignable, including the Permits and Environmental Permits listed in Section 4.5 of the Seller Disclosure Schedule;
          (xiii) All business books and records, including all financial, operating, inventory, personnel, warranty, payroll and customer records, supplier lists, purchasing and sales records, catalogs and all sales and promotional literature, correspondence and files to the extent such books and records may be transferred in accordance with applicable Law; provided, however, that in the event that any such books or records are subject to any legal privilege, the parties agree to cooperate to protect such privilege to the extent practicable;

          (xiv) The Cash and other assets of the Benefit Plans expressly required to be transferred to the Buyer pursuant to ARTICLE X, and of the Benefit Plans sponsored or maintained by Q-Tech; and
          (xv) All partnership interests or any other equity interests.
          (mmm) “U.S. Employees” means the individuals employed in that part of the Business Unit carried on by the Seller immediately before the Closing Date (other than the Retained Employees), whether active or inactive and including individuals on short-term leave, FMLA leave, military leave or other similar status, which individuals on such leave as of December 17, 2009 are listed in Section 16.1(mmm) of the Seller Disclosure Schedule.
          (nnn) “U.S. Leased Property” means the real property described in Section 16.1(nnn) of the Seller Disclosure Schedule.
     Section 16.2 Other Defined Terms.

Defined Term	Defined In

Agreement	Preamble
Allocation Schedule	Section 1.6
Assignment and Assumption	Section 12.3(e)
Agreement
Base Purchase Price	Section 1.2
Books and Records	Section 8.1(a)(ii)(A)
Business Unit Employees	Section 4.13
Buyer	Preamble
Buyer Closing Certificate	Section 12.3(d)(iv)
Buyer Disclosure Schedule	ARTICLE V
Buyer Material Adverse Effect	Section 5.1
Base Purchase Price	Section 1.2
Cap	Section 13.2(b)
CERCLA	Section 4.20(g)
China Approval	Section 7.4
China Base Purchase Price Amount	Section 7.32
China Closing Date	Section 3.1
Closing	Section 3.1
Closing Balance Sheet	Section 2.1
Closing Date	Section 3.1
Closing Payment	Section 3.2(a)(iv)
Common Law Marks	Section 4.9(a)
Company Wide Contract	Section 4.10
Competitive Products	Section 7.1
Confidentiality Agreement	Section 6.5
Contract	Section 4.10
Damages	Section 13.2(a)
Deductible	Section 13.2(b)
Effective Time	Section 3.1

Defined Term	Defined In

Environmental Laws	Section 4.20(g)
Environmental Matters	Section 4.20(g)
Environmental Permits	Section 4.20(c)
Environmental Studies	Section 6.8
Excluded Contracts	Section 16.1(bb)(xi)
Final Order	Section 14.1(b)
Financial Statements	Section 4.6
Hazardous Materials	Section 4.20(g)
Indemnification Payment	Section 13.5(c)
indemnified party	Section 13.1
indemnifying party	Section 13.1
Independent Accountant	Section 2.2(c)
Information Maintenance Period	Section 8.1(a)(ii)
Insurance Policies	Section 4.12
Interim Period Environmental Issue	Section 6.8
material	Section 16.1
Material Contracts	Section 4.10
Noncompete Period	Section 7.1
Other Claim	Section 13.3(b)
Other Claim Notice	Section 13.3(b)
Outside Date	Section 14.1(b)
Parent	Preamble
Permits	Section 4.5
Proceeding	Section 11.4
Purchase Price	Section 1.2
Qualified Plans	Section 4.13(e)
Release	Section 4.20(g)
Response Action	Section 4.20(f)
Seller Closing Certificate	Section 12.2(d)(iv)
Seller Disclosure Schedule	ARTICLE IV
Seller Non-U.S. Benefit Plans	Section 4.13(a)
Seller Savings Plan	Section 10.5
Seller U.S. Benefit Plans	Section 4.13
Supply Agreement	Section 3.2(a)(i)
Third Party Claim	Section 13.3(a)
Third Party Claim Notice	Section 13.3(a)
Total Net Asset Amount	Section 2.1
Transition Services Agreement	Section 3.2(a)(ii)
Valid Claim Notice	Section 13.1
Valid Other Claim Notice	Section 13.3(b)
Valid Third Party Claim Notice	Section 13.3(a)
WARN Act	Section 10.7

     IN WITNESS WHEREOF, the Parent, the Seller, the Buyer and the Chinese Buyer have each caused this Agreement to be executed as of the day, month and year first above written.

PARENT: ENPRO INDUSTRIES, INC.
By:	/s/ Stephen E. Macadam
	Name:	Stephen E. Macadam
	Title:	President

SELLER: COLTEC INDUSTRIES, INC.
By:	/s/ Richard L. Magee
	Name:	Richard L. Magee
	Title:	Vice President & Secretary

BUYER: FULCRUM ACQUISITION LLC
By:	/s/ Mark Cohen
	Name:	Mark Cohen
	Title:	President

CHINESE BUYER: ATLAS COPCO (CHINA) INVESTMENT COMPANY LTD.
By:	/s/ Thomas Kung
	Name:	Thomas Kung
	Title:	Charirman